Exhibit 99.2

The business combination described in this document involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. TOYO INNOVEX CO., LTD. and NISSEI PLASTIC INDUSTRIAL CO., LTD. assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
Reference Documents for the General Meeting of Shareholders
Supplementary Volume

Proposal 1: Matters regarding Approval of the Plan for Share Transfer with NISSEI PLASTIC INDUSTRIAL CO., LTD.

1.	The details of financial statements and the like for the final business year (ending March 2025) of NISSEI PLASTIC INDUSTRIAL CO., LTD.

(“5. Matters regarding Nissei” of the Convocation Notice)

* The above matters are not stated in the document to be delivered to shareholders who have requested the delivery of paper-based documents in accordance with laws, regulations, and provisions of Article 15 of the Articles of Incorporation of the Company. In addition, for this Extraordinary General Meeting of Shareholders, paper-based documents containing the matters subject to measures for electronic provision (excluding above matters) are delivered to shareholders without exception regardless of whether or not a request for the delivery of paper-based documents is made.

TOYO INNOVEX Co., Ltd.
Securities Code: 6210

Business Report

I. Matters Concerning the Current Status of the Corporate Group

1. Business Progress and Results
During the current consolidated fiscal year, the global situation remained uncertain. This was due to rising resource and energy prices, surging raw material costs driven by heightened geopolitical risks such as the Russia-Ukraine situation, concerns about a global economic slowdown increased due to the new U.S. administration’s policy stance on large-scale tariff hikes in the latter half of the period.
In the injection molding machine industry, where our Group operates, the business environment became challenging due to soaring raw material costs caused by the rapid depreciation of the yen and the delayed recovery in global capital investment demand.
Under these circumstances, the Group has been advancing its long-term growth strategy, “Future Design 2026,” which concludes in the 70th fiscal year (ending March 2026), as well as the Fourth Medium-Term Management Plan, which began in the 67th fiscal year (ending March 2023).
Regarding business locations, as part of strengthening our global production system, we completed expansion work at our Texas plant (NISSEI AMERICA INC.) in January this year to increase production capacity and commenced operations. The expanded plant can now produce injection molding machines up to the 3,000-ton clamping force class. Going forward, demand for ultra-large injection molding machines is expected to increase in the North American market, primarily for the automotive industry and housing/construction materials. We will leverage this to expand sales in the North American market.
Regarding our products, we have developed the TWX460RⅢ50BV, a large-class model in the TWX series of hybrid vertical injection molding machines, which features industry-leading low-profile design. This machine is ideal for insert molding, a process in which metal or other components are placed into the mold and overmolded in a single operation. It is used in a wide range of fields, including automotive and electronic components, and holds a 40% share of the domestic market, and offers one of the highest clamping force levels among domestic molding machine manufacturers.
Regarding sales activities, the Company conducted promotions focused on providing customer satisfaction by guiding clients from general plastic exhibitions to private exhibitions, positioning ourselves as a solution-oriented company that solves customer challenges. At our production subsidiary “Nissei Plastic Machinery (Haiyan) Co., Ltd.” in Haiyan County, Zhejiang Province, China, which began operations in January of the previous year, we held an opening ceremony and concurrently hosted a private exhibition in October of the previous year. We exhibited six machines, primarily injection molding machines manufactured at our factory in Taicang, China. We demonstrated solution technologies for the “cosmetics,” “medical devices,” and “automotive” industries, which are major industries with a strong concentration of companies in Zhejiang Province. We also proposed technologies for utilizing environmentally friendly materials, such as bioplastics, which we have pioneered within the industry.
Furthermore, to strengthen the human capital supporting the Group’s business development, we are advancing our human resources strategy based on three pillars: “Recruitment, Retention, and Development of Human resources,” “Promotion of Diversity,” and “Work Style Reform and Implementation of Health Management.” For recruitment, retention, and development, we participated in the Boston Career Forum held in Boston, Massachusetts, USA, to secure talent with diverse nationalities, skills, qualifications, and experience. Through this initiative, we recruited graduates from overseas educational institutions and promoted the acquisition of diverse talent. Regarding diversity promotion, we are working toward targets for the fiscal year ending March 2026: more than 8% female managers, more than 20% female employees, and achieving a gender pay gap at least 75% among all employees. During this fiscal period, we held training sessions at headquarters for finance personnel at overseas subsidiaries. These sessions served as opportunities for reskilling, enabling participants to share challenges in accounting operations, communicate with headquarters management, and acquire the latest market trends and technical knowledge.
Regarding performance for the current consolidated fiscal year, net sales increased 0.9% year-on-year to ¥47,493 million. Of this, domestic sales were ¥12,465 million and overseas sales were ¥35,027 million, resulting in an overseas sales ratio of 73.8% (previous year: 72.0%).

Regarding profits, operating income was ¥442 million (a 37.3% decrease from the previous fiscal year), while ordinary income was ¥343 million (a 6.9% increase from the previous fiscal year).
Additionally, due to the recognition of ¥516 million in special retirement benefits for NEGRI BOSSI S.P.A., net income attributable to owners of the parent increased by 115.2% year-on-year to ¥76 million.
Sales by product category are as follows.
[Injection Molding Machines]
Sales of our mainstay injection molding machines reached ¥34,563 million (up 1.6% year-on-year).
[Peripheral Equipment, Parts, Molds, etc.]
Sales of peripheral equipment were ¥2,206 million (down 8.6% year-on-year), sales of parts were ¥9,173 million (up 7.0% year-on-year), and sales of molds, etc., were ¥1,549 million (down 25.4% year-on-year).

2. Capital Expenditures
Total capital expenditures during the current fiscal year amounted to ¥2,238 million. The main components were ¥1,004 million for the construction of the Nissei Plastic Machinery (Haiyan) Co., Ltd. factory and ¥608 million for the expansion of the U.S. factory.

3. Financing
During the current consolidated fiscal year, we raised ¥1 billion from financial institutions, primarily for capital expenditures in China, the United States, and other locations.

4. Status of Significant Organizational Restructuring
There are no applicable items.

5. Issues to Address
During the 69th fiscal year (ending March 2025), the Fair Trade Commission issued a recommendation to the Company, indicating that certain practices were in violation of the Subcontract Act. These included allowing certain business partners subject to the Subcontract Act to store wooden molds and other items free of charge, and reducing the scope of services provided in consignment transactions for procuring parts used in our products, despite discrepancies in the recognition of order quantities. In response, we will strengthen our internal management systems, rigorously implement measures such as ensuring thorough issuance of purchase orders with proper documentation, and standardizing payment terms and price negotiation processes. We will strive for full compliance with laws and regulations, promote sound business practices, and establish fair business operations.
Furthermore, deficiencies in internal controls were identified in our consolidated financial statement preparation process concerning the application of exchange rates for foreign currency transactions and the reconciliation of receivables and payables with overseas consolidated subsidiaries, resulting in a significant delay in financial disclosure. To correct these significant deficiencies in financial reporting, we will implement recurrence prevention measures. These include standardizing the application of foreign exchange rate rules, enhancing the accuracy of financial processing, strengthening monitoring systems to facilitate early detection of errors, and further automating foreign currency transaction processing. We will strive to improve the accuracy of financial reporting and strengthen governance by establishing and operating appropriate internal controls.
Regarding sales activities, as the final year of the Fourth Mid-Term Management Plan, we advanced our business with the goal of contributing to the formation of a decarbonized society and the establishment of a resource circulation system, while completing the final preparations for achieving our long-term goal, “Future Design 2026.” Sales performance showed a modest increase compared to the 68th fiscal period, driven by growing demand in niche fields such as metal forming and semiconductor equipment. Furthermore, by focusing on our core technology, the “low-pressure forming method,” which embodies energy and space savings, and expanding downsizing in forming, we achieved a 10% share of the large-machine market in Japan.

This fiscal year marks the first year of our Fifth Mid-Term Management Plan. Under the policy of “Creating a platform that connects our group and customers through DX over the next three years,” we will focus on the following five initiatives.
First, we will challenge the entrenched notion that “molding conditions must be set manually” at production sites. By automating routine molding condition settings through DX, we will alleviate labor shortages, reduce processing time, and propose a new, less burdensome model for the molding industry.
Second, as part of our regional strategies and response to geopolitical risks, we will increase our market share in the US by producing super-large machines at our US factory. In China, we will enter the automotive and medical fields using locally produced machines. Furthermore, by establishing a new factory in India, we will promote the production and sales of electric injection molding machines targeting the Base of the Pyramid (BOP), aiming to achieve the SDGs. In Europe, we will enter the German market, which accounts for 50% of European demand, aiming to increase our share in Europe.
Third, contributing to sustainability: Following our molding system for PLA (polylactic acid) – a biomass plastic – blended with thinned timber, we will refine our proprietary PLA injection molding technology to help establish a circular business model.
Fourth, we will strengthen human capital. Against the backdrop of recruitment challenges due to a shrinking workforce, we will focus on securing and developing talent with diverse values and backgrounds, while intensifying efforts to secure personnel proficient in digital domains, we will also advance talent development and utilization that emphasizes diversity as a source of organizational vitality.
Fifth, we will pursue management mindful of capital costs and stock prices, along with shareholder returns. By analyzing market perceptions of our company, we will identify current challenges, foster growth expectations, enhance management efficiency, advance strategies for profit improvement, and translate enhanced corporate value into shareholder returns.
Moving forward, to realize our management philosophy of “Nissei Global: Enriching Human Society Through Plastics,” we are committed to taking further proactive initiatives toward global environmental conservation as a plastics company and striving to enhance the value of our industry. We respectfully request the continued support and cooperation of our shareholders.
*1 BOP refers to the Base of the Pyramid, representing the low-income population segment comprising 4 billion people, representing more than half of the world’s population.

Consolidated Full-Year Earnings Forecast for the 70th Fiscal Year

 (Unit: Millions of Yen)
	Net Sales	Operating Profit	Ordinary Profit	Net Income Attributable to Owners of the Parent Company	Per Share Net Income
The 70th Fiscal Year, Fiscal Year Ending March 2026	44,200	1,000	900	550	28.59

6. Other Important Matters Concerning the Current Status of the Company
During the implementation of the financial closing process for the fiscal year ended March 2025 (69th fiscal year), the Company identified errors. These errors stemmed from differences in the application of exchange rates and included(i) an erroneous amount for the elimination of unrealized gains included in inventory acquired through transactions within the consolidated group, and (ii) errors relating to the Company’s advance payments, accounts receivable, accounts payable, and cost of sales related to certain overseas consolidated subsidiaries.

To correct these errors, the Company has revised prior-year financial statements and amended the annual securities reports for the fiscal years ended March 2023 (67th term) and March 2024 (68th term), quarterly reports from the first quarter of the fiscal year ended March 2023 (67th term) through the third quarter of the fiscal year ended March 2024 (68th term), and the semi-annual report for the fiscal year ended March 2025 (69th term).

7. Trends in Financial Position and Profitability
(1) Status of Assets and Profit and Loss of the Corporate Group
Period Category	66th Fiscal Year, Fiscal Year Ended March 2022	67th Fiscal Year, Fiscal Year Ended March 2023	68th Fiscal Year, Fiscal Year Ended March 2024	69th Fiscal Year (Current Consolidated Fiscal Year), Fiscal Year Ended March 2025
Net Sales (Millions of Yen)	48,731	52,205	47,068	47,493
Ordinary Profit (Millions of Yen)	2,940	2,995	321	343
Net Income (Loss) Attributable to Owners of the Parent Company (Millions of Yen)	2,680	2,225	(502)	76
Earnings Per Share or Net Loss Per Share (Yen)	137.43	114.13	(26.16)	3.98
Net Assets (Millions of Yen)	36,938	40,053	39,789	41,869
Total Assets (Millions of Yen)	68,852	78,035	83,608	86,479

　　　(2) Status of Our Assets and Profit and Loss
Period Category	66th Fiscal Year, Fiscal Year Ended March 2022	67th Fiscal Year, Fiscal Year Ended March 2023	68th Fiscal Year, Fiscal Year Ended March 2024	69th Fiscal Year (Current Consolidated Fiscal Year), Fiscal Year Ended March 2025
Net Sales (Millions of Yen)	36,452	37,068	32,363	34,970
Ordinary Profit (Millions of Yen)	2,656	3,829	855	699
Profit (Millions of Yen)	1,844	2,914	916	969
Earnings Per Share (Yen)	94.58	149.45	47.67	50.53
Net Assets (Millions of Yen)	30,890	33,359	33,381	33,425
Total Assets (Millions of Yen)	55,394	65,119	76,606	76,270

(Note)
During the preparation of the financial statements for the fiscal year ended March 2025 (69th fiscal period), errors in prior-period accounting treatments were identified and corrected. The figures for the fiscal years ended March 2023 (67th fiscal period) and March 2024 (68th fiscal period) reflect the revised amounts following these prior-period corrections.

8. Status of Significant Subsidiaries
(1) Overview of Significant Subsidiaries
Company Name	Capital Stock	Company’s Voting Rights Ratio	Principal Business Activities
NISSEI AMERICA, INC.	USD 82,578,036	100%	Manufacturing, sales, and servicing of our products
Nissei Resin Technology (Taicang) Co., Ltd.	¥180 million	100%	Sales and servicing of our products in China
Nissei Plastic Machinery (Taicang) Co., Ltd.	¥1,590 million	100%	Manufacturing of our products
Nissei Plastic Machinery (Haiyan) Co., Ltd.	¥4,315 million	100%	Manufacturing of our products
NISSEI PLASTIC MACHINERY (THAILAND) CO., LTD.	THB 280,000,000	100%	Manufacturing of our products
NISSEI HONMA MACHINERY CO., LTD.	¥257 million	100%	Manufacturing of our products and manufacturing and sales of metalworking machinery
NEGRI BOSSI S.P.A.	€15,974,974	99.99%	Manufacturing, sales, and service of injection molding machines and robotic equipment

(2) Other Subsidiaries
Nissei Technica Co., Ltd.
Nissei Metal Works Co., Ltd.
NISSEI MEXICO, S.A. DE C.V.
Taicang Takita Metal Products Co., Ltd.
Shanghai Nissei Plastic Machinery Co., Ltd.
NISSEI PLASTIC (HONG KONG) LTD.
Taiwan Nissei Co., Ltd.
NISSEI PLASTIC PHILIPPINES, INC.
NISSEI PLASTIC (VIETNAM) CO., LTD.
NISSEI PLASTIC (THAILAND) CO., LTD.
NISSEI (MALAYSIA) SDN. BHD.
PT. NISSEI PLASTIC INDONESIA
NISSEI PLASTIC (INDIA) PRIVATE LTD.
NISSEI EUROPE, s.r.o.
ROBOLINE S.R.L.
NEGRI BOSSI S.A.U.
NEGRI BOSSI LTD.
NEGRI BOSSI FRANCE S.A.S.
NEGRI BOSSI (INDIA) PRIVATE LTD.
NEGRI BOSSI NORTH AMERICA, INC.
NBMX S.A. DE C.V.

9. Principal Business Activities
The Group primarily manufactures and sells injection molding machines, peripheral equipment, parts, molds, and related products.

10. Major Locations of the Corporate Group
(1) The Company
Head Office and Main Factory	Sakaki Town, Hanishina District, Nagano Prefecture
Sales Offices
Tohoku (Fukushima City), East Kanto (Saitama City), West Kanto (Sagamihara City),　Tokai (Komaki City), Nagano (Sakaki Town, Hanishina District, Nagano Prefecture),　Hokuriku (Toyama City), Osaka (Matsubara City), Chugoku (Kasa City), Hiroshima (Hiroshima City), Kyushu (Fukuoka City)

Branch Office	9 domestic locations
Technical Center	Headquarters Technical Center (Sakaki Town, Hanishina District, Nagano Prefecture) West Japan Technical Center (Akashi City, Hyogo Prefecture)
Sales Promotion Department	Chiyoda-ku, Tokyo
Branches	Korea, Singapore

(2) Subsidiaries
Company Name	Category	Location
Nissei Technica Co., Ltd.	Head Office	Sakaki Town, Hanishagun, Nagano Prefecture
Nissei Metal Works Co., Ltd.	Head Office	Joetsu City, Niigata Prefecture
Nissei Honma Machinery Co., Ltd.	Head Office	Akashi City, Hyogo Prefecture
NISSEI AMERICA, INC.	Head Office	San Antonio, Texas, USA
NISSEI MEXICO, S.A. DE C.V.	Head Office	Mexico City, Mexico
Nissei Plastic Machinery (Taicang) Co., Ltd.	Head Office	Taicang, People’s Republic of China
Nissei Plastic Machinery (Taicang) Co., Ltd.	Head Office	Taicang, People’s Republic of China
Taicang Takita Metal Products Co., Ltd.	Head Office	Taicang, People’s Republic of China
Nissei Plastic Machinery (Haiyan) Co., Ltd.	Head Office	Haian, People’s Republic of China
Shanghai Nisi Plastic Machinery Co., Ltd.	Head Office	Shanghai, People’s Republic of China
NISSEI PLASTIC (HONG KONG) LTD.	Head Office	Hong Kong, People’s Republic of China
Taiwan Nissei Co., Ltd.	Head Office	Taipei, Taiwan
NISSEI PLASTIC PHILIPPINES, INC.	Head Office	Laguna, Philippines
NISSEI PLASTIC (VIETNAM) CO., LTD.	Head Office	Ho Chi Minh City, Socialist Republic of Vietnam
NISSEI PLASTIC (THAILAND) CO., LTD.	Head Office	Bangkok, Thailand
NISSEI PLASTIC MACHINERY (THAILAND) CO., LTD.	Head Office	Rayong Province, Thailand
NISSEI (MALAYSIA) SDN. BHD.	Head Office	Kuala Lumpur, Malaysia
PT. NISSEI PLASTIC INDONESIA	Head Office	Jakarta, Indonesia
NISSEI PLASTIC (INDIA) PRIVATE LTD.	Head Office	Gurgaon, India
NISSEI EUROPE, s.r.o.	Head Office	Slovakia, Bratislava
NEGRI BOSSI S.P.A.	Head Office	Milan, Italy
ROBOLINE S.R.L.	Head Office	Milan, Italy
NEGRI BOSSI S.A.U.	Head Office	Barcelona, Spain
NEGRI BOSSI LTD.	Head Office	Warwickshire, United Kingdom
NEGRI BOSSI FRANCE S.A.S.	Head Office	France, Auvergne-Rhône-Alpes
NEGRI BOSSI (INDIA) PRIVATE LTD.	Head Office	India, Ahmedabad
NEGRI BOSSI NORTH AMERICA, INC.	Head Office	New Castle, Delaware, USA
NBMX S.A. DE C.V.	Head Office	Mexico City, Mexico

11. Employee Status
(1) Number of Employees in the Corporate Group
Number of Employees	Change from Previous Fiscal Year-End
1,268	Decrease of 86 employees

(Note) As our group operates solely in the injection molding machine business, segment-specific information is not provided.

(2) Status of Employees in the Company
Number of Employees	Change from Previous Fiscal Year-End	Average Age	Average Years of Service
466	Decrease of 5	46.4 years	19.2 years
(Note) The figures do not include 120 temporary, contract, and part-time employees (86 at the end of the previous fiscal year).

12. Major Lenders and Loan Amounts
(Unit: million yen)
Major Lenders	Outstanding Loan Balance
The Hachijuni Bank, Ltd.	7,436
Sumitomo Mitsui Banking Corporation	2,399
Mitsubishi UFJ Bank, Ltd.	1,575

13. Other Significant Matters Regarding the Current Status of the Corporate Group
No applicable items.

II. Matters Concerning the Company’s Shares

1. Total Authorized Shares:	54,000,000 shares

2. Total Number of Shares Issued:	19,236,345 shares (excluding 3,035,655 treasury shares)

3. Number of Shareholders as of the End of the Fiscal Year: 17,894

4. Major Shareholders (Top 10) and Their Shareholdings
Shareholder Name	Number of Shares Held (Thousand Shares)	Shareholding Ratio (%)
Aoki Agency Co., Ltd.	1,889	9.8
Tatsuro Kiyohara	1,585	8.2
Nissei Plastics Co., Ltd. Business Partner Shareholding Association	1,558	8.1
The Master Trust Bank of Japan, Ltd. (Trust Account)	1,531	8.0
The Hachijuni Bank, Ltd.	949	4.9
Yoda Hozumi	638	3.3
Yota Maeda	410	2.1
Mitsubishi UFJ Trust and Banking Corporation	346	1.8
Hachijuni Capital Co., Ltd.	340	1.8
Nissei Plastics Co., Ltd. Employee Stock Ownership Association	290	1.5
(Note) Shareholding ratios are calculated after deducting treasury stock (3,035,655 shares).

III.	Matters Concerning the Company’s Stock Acquisition Rights, etc.

Status of Stock Acquisition Rights, etc. Held by Directors Granted as Compensation for the Execution of Duties

	Details of Stock Acquisition Rights, etc.	Number of Holders of Stock Acquisition Rights, etc.
Directors (Excluding Directors Who Are Audit and Supervisory Committee Members and Outside Directors)
(1) Name
First Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 60,100 shares
(3) Exercise Period for Stock Options
From July 16, 2011 to July 15, 2046
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.
One person
(1) Name
Second Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 49,100 shares
(3) Exercise Period for Stock Options
From July 14, 2012, to July 13, 2047
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

(1) Name
Third Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 17,600 shares
(3) Exercise period for stock acquisition rights
From July 13, 2013, to July 12, 2048
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

Directors (Excluding Directors Who Are Audit and Supervisory Committee Members and Outside Directors)
(1) Name
Fourth Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 38,100 shares
(3) Exercise Period for Stock Options
From July 15, 2014, to July 14, 2049
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.
One person

(1) Name
Fifth Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 19,000 shares
(3) Exercise Period for Stock Options
From July 14, 2015, to July 13, 2050
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

(1) Name
Sixth Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 43,700 shares
(3) Exercise Period for Stock Options
July 12, 2016 to July 11, 2051
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise such rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

Director (Excluding Directors Who Are Audit and Supervisory Committee Members and Outside Directors)
(1) Name
Seventh Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 27,600 shares
(3) Exercise Period for Stock Options
From July 11, 2017, to July 10, 2052
(4) Exercise Price (Per Share)
 1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) following the day after losing the position of director of the Company.
One person
 (1) Name
Eighth Series of Stock Acquisition Rights
 (2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 23,100 shares
 (3) Exercise Period for Stock Options
 From July 14, 2018, to July 13, 2053
 (4) Exercise Price (Per Share)
1 yen
 (5) Conditions for Exercise
 The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.
Two persons
(1) Name
Ninth Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 37,100 shares
(3) Exercise Period for Stock Options
From July 13, 2019, to July 12, 2054
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

(1) Name
10th Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 34,900 shares
(3) Exercise Period for Stock Options
From July 14, 2020, to July 13, 2055
(4) Exercise Price (Per Share)
 1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

Directors (Excluding Directors Who Are Audit and Supervisory Committee Members and Outside Directors)
(1) Name
11th Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 26,600 shares
(3) Exercise Period for Stock Options
From July 13, 2021, to July 12, 2056
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.
Two persons
(1) Name
Twelfth Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 39,600 shares
(3) Exercise Period for Stock Options
From July 12, 2022, to July 11, 2057
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.
3 persons
(1) Name
13th Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 44,000 shares
(3) Exercise Period for Stock Options
From July 11, 2023, to July 10, 2058
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.

4 persons
(1) Name
14th Series of Stock Acquisition Rights
(2) Type and Number of Shares Subject to the Rights
Common Shares of the Company: 34,900 shares
(3) Exercise Period for Stock Options
From July 17, 2024, to July 16, 2059
(4) Exercise Price (Per Share)
1 yen
(5) Conditions for Exercise
The holder of the stock acquisition rights may exercise the rights only within 10 days (or the next business day if the 10th day falls on a holiday) from the day following the date on which the holder loses the position of director of the Company.
6 persons
Outside Directors	―	―
Directors (Audit and Supervisory Committee Members)	―	―

IV.	Matters Concerning Company Officers

1. Names of Directors (as of March 31, 2025)
Position in the Company	Name	Responsibilities and Significant Concurrent Positions
President and Representative Director	Hosumi Yoda	Chairman, NEGRI BOSSI S.P.A. NISSEI AMERICA, INC. Chairman
Managing Director	Takahiro Kobayashi
Head of Production Division, Quality Assurance Department, and Security Trade Control
Nissei Metal Works Co., Ltd. Representative Director and Chairman
Nissei Honma Machinery Co., Ltd. Representative Director and Chairman
Chairman, Nissei Plastic Machinery (Taicang) Co., Ltd.
NISSEI PLASTIC MACHINERY (THAILAND) CO., LTD. Chairman
Chairman, Nissei Plastic Machinery (Haiyan) Co., Ltd.
Taicang Takita Metal Products Co., Ltd. Chairman

Director	Kazuyoshi Horiuchi	Finance Department / Overseas Subsidiaries
Director, General Manager, Sales Division	Kikuo Sakurada
NISSEI PLASTIC (HONG KONG) LTD. Chairman
Chairman, Taiwan Nissei Co., Ltd.
NISSEI MEXICO, S.A. DE C.V. President and CEO
NISSEI PLASTIC (THAILAND) CO., LTD. Chairman
Shanghai Nissei Plastic Machinery Co., Ltd. Chairman
NISSEI PLASTIC (VIETNAM) CO., LTD. Chairman
NISSEI PLASTIC (INDIA) PRIVATE LTD. Chairman
NISSEI PLASTIC PHILIPPINES, INC. President
PT. NISSEI PLASTIC INDONESIA Chairman
NISSEI PLASTIC TECHNOLOGY (TAICANG) CO., LTD. Chairman
NISSEI EUROPE, s.r.o. Chairman

Director	Akihiko Imai
Internal Audit Office, Corporate Planning Department, Human Resources Department, General Affairs Department, Compliance and Risk Management
NISSEI TECHNICA Co., Ltd. Representative Director and Chairman

Director, Head of Engineering Division	Isamu Komamura
Director	Yosuke Taira	Director, Hira Yosuke Tax Accountant Office
Director	Stephen Bruce Moore	MLT Analytics, Inc. CEO
Director (Full-time Audit and Supervisory Committee Member)	Yoshinao Handa
Director (Audit and Supervisory Committee Member)	Kazuyuki Narisawa
Director (Audit and Supervisory Committee Member)	Haruko Nishida	Representative, Office Phronesis Representative Director, Women Help Women General Incorporated Association
 (Note) 1. Directors Yosuke Taira, Steven Bruce Moore, Kazuyuki Narusawa (Audit and Supervisory Committee Member), and Haruko Nishida (Audit and Supervisory Committee Member) are outside directors as defined in Article 2, Item 15 of the Companies Act.

2.
Director (Full-time Audit and Supervisory Committee Member) Yoshinao Handa has served as Head of the Internal Audit Department and Head of the Audit Office at the Company and possesses considerable expertise in finance and accounting. He was selected as a full-time Audit and Supervisory Committee Member to enhance the effectiveness of audits and strengthen the audit and supervisory functions by improving information gathering and ensuring sufficient coordination with the internal audit department and other relevant units.

3.	Director Yosuke Taira is the Director of the Yosuke Taira Tax Accountant Office. There is no special relationship between the Company and the Yosuke Taira Tax Accountant Office.
4.	Director Stephen Bruce Moore is the CEO of MLT ANALYTICS. There is no special relationship between the Company and MLT ANALYTICS.
5.
Director (Audit and Supervisory Committee Member) Haruko Nishida is the Representative of Office Phronesis and the Representative Director of the General Incorporated Association Women Help Women. There is no special relationship between the Company and Office Phronesis or the General Incorporated Association Women Help Women.

6.
In nominating candidates for directors, the Nomination Committee—composed of three internal directors and four outside directors—selects candidates based on internally established criteria for director selection. The committee comprehensively evaluates candidates’ abilities, insight, expertise, and other qualifications before the Board of Directors appoints the nominees.

7.
The Company has entered into a directors and officers liability insurance contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act. The scope of insured persons under this insurance contract includes the Company’s directors (including directors who are members of the Audit & Supervisory Board) and the directors and auditors of its subsidiaries. The insured persons do not bear the insurance premiums. This insurance contract provides indemnification for damages that may arise from the insured persons being held liable in connection with the performance of their duties or from claims related to the pursuit of such liability. However, to ensure the proper performance of duties by the insured persons, damages arising from intentional acts or gross negligence are excluded from indemnification.

 2. Directors’ Compensation, etc.
(1) Matters Concerning the Decision Policy Regarding the Content of Individual Director Compensation, etc.
The Company resolved its policy for determining the content of individual director compensation, etc. at the Board of Directors meeting held on February 25, 2021. The outline is as follows.
(i) Basic Policy
The Company’s basic policy is to establish a compensation system for directors that is linked to shareholder interests, ensuring it functions effectively as an incentive for the sustained enhancement of corporate value. When determining the compensation for each individual director, the level shall be appropriate based on their respective responsibilities. Specifically, the compensation for executive directors consists of a base salary as fixed compensation, performance-based compensation, and non-monetary compensation (stock options). For outside directors, who perform supervisory functions, only a base salary is paid, considering the nature of their duties.
(ii) Policy on Determining Individual Basic Compensation Amounts (Including Policy on Timing or Conditions for Granting Compensation)
The basic remuneration (position-based remuneration) for our directors is calculated with reference to the Ministry of Economy, Trade and Industry’s “Practical Guidelines on Corporate Governance Systems” and the Japan Association of Corporate Directors’ “Guidelines for Executive Compensation,” among others. Outside directors receive only fixed remuneration calculated based on the Executive Compensation Regulations.
The basic remuneration for directors of the Company is paid as an annual remuneration amount based on the Executive Compensation Regulations, with a fixed amount paid monthly.
(iii) Method for determining the content and amount or number of performance-based compensation, non-monetary compensation, etc. (including policies regarding the timing or conditions for granting compensation)

 (a) Performance-Based Compensation
Performance-based compensation is calculated using a compensation evaluation criteria table that takes into account each director’s performance in executing duties, based on the performance of the relevant consolidated fiscal year and forecasts for the next fiscal year’s business environment. The remuneration evaluation criteria table is created based on quantitative evaluation criteria automatically calculated from disclosed values for each item (consolidated net sales, consolidated operating income, consolidated ordinary income, ROE, dividend payout ratio, etc.) and the rate of increase or decrease compared to the same period of the previous year, and qualitative evaluation criteria discussed by the Remuneration Committee based on the director’s approach to assigned duties and results achieved.
For performance-based compensation, the annual compensation amount is paid in equal monthly installments based on the Executive Compensation Regulations.
 (b) Stock Option Compensation
Stock option compensation is allocated based on the number obtained by dividing the stock option compensation amount specified by position by the fair value per share option, in accordance with the Regulations for Granting Stock Options to Directors. Fair value is calculated using the Black-Scholes model.
 Stock options are granted annually in July for one year’s worth, based on the Director Stock Option Grant Regulations stipulated in internal rules.
(iv) Policy for Determining the Proportion of Monetary Compensation, Performance-Linked Compensation, etc., or Non-Monetary Compensation, etc., to Individual Directors’ Total Compensation
The remuneration ratio by type of executive director is determined by the Compensation Committee, taking into account benchmark remuneration levels of companies with comparable business scale and in related industries/business formats. The structure is designed such that the weight of performance-based compensation increases for higher-ranking positions. The Board of Directors, giving maximum consideration to the Compensation Committee’s recommendations, determines the individual remuneration details for directors within the range of remuneration ratios by type indicated in the recommendations.
(v)  Matters Concerning the Determination of Individual Director Compensation Details
The specific amount of individual compensation is delegated to the President and Representative Director based on a resolution of the Board of Directors. This authority covers the determination of the base compensation amount for each director’s position and the evaluation and allocation of performance-based compensation based on the performance of the business areas each director oversees. To ensure this authority is exercised appropriately by the President and Representative Director, the Board of Directors shall consult with the Compensation Committee on a draft proposal and obtain its recommendation. The President and Representative Director, having received the above delegation, shall make the decision based on the content of this recommendation.
Regarding stock option compensation, the Board of Directors shall resolve the allocation amount for each individual director based on the recommendation from the Compensation Committee.
The Board of Directors has confirmed that the individual compensation for directors for the current fiscal year is consistent with the decision policy regarding the method for determining compensation and the content of the determined compensation, and that the recommendations from the Compensation Committee have been respected. The Board of Directors has determined that this is in line with the decision policy.

 (2)  Matters Concerning Shareholders’ Meeting Resolutions on Directors’ Compensation, etc.
The monetary compensation for directors (excluding directors who are members of the Audit and Supervisory Committee) was approved at the 66th Ordinary General Meeting of Shareholders held on June 24, 2022, to be up to 320 million yen per year (of which up to 20 million yen per year for outside directors). The number of directors (excluding directors who are members of the Audit and Supervisory Committee) at the conclusion of that Ordinary General Meeting of Shareholders was 10 (including 2 outside directors). Separate from this monetary compensation, the same shareholders’ meeting approved the allocation of stock options (stock acquisition rights) to directors (excluding directors who are members of the Audit and Supervisory Committee and outside directors) within an annual limit of 70 million yen. The number of eligible directors at the conclusion of this shareholders’ meeting was 6.
The monetary compensation for directors serving as Audit and Supervisory Committee members was approved at the 66th Ordinary General Meeting of Shareholders held on June 24, 2022, to be within 50 million yen per year. The number of directors serving as Audit and Supervisory Committee members at the conclusion of that Ordinary General Meeting of Shareholders was three.

(3)  Matters Concerning Delegation of Authority Regarding Determination of Individual Compensation for Directors (Excluding Directors Serving as Audit and Supervisory Committee Members)
 At the Company, based on a resolution delegating authority from the Board of Directors, President and Representative Director Hozumi Yoda determines the specific details of the individual compensation amounts for directors (excluding directors who are members of the Audit and Supervisory Committee; the same applies hereinafter). The scope of the delegated authority includes the amount of the base compensation for each director and the evaluation and allocation of performance-based compensation based on the performance of the business areas each director oversees. The reason for delegating these authorities is that the Representative Director and President is best positioned to evaluate each director’s assigned business while maintaining an overview of the Company’s overall performance. To ensure these authorities are exercised appropriately by the Representative Director and President, the Board of Directors consults with the Compensation Committee, an advisory body, to obtain its opinion on the draft proposal.

 (4) Total Compensation for Directors, etc.
Category	Total Compensation (Millions of Yen)	Compensation Breakdown by Type (Millions of Yen)			Number of Applicable Directors (persons)
		Base Compensation	Performance- based Compensation, etc.	Non-monetary Compensation, etc.
Directors (Excluding Audit and Supervisory Committee Members) (Of Which, Outside Directors)	214 (9)	164 (9)	20 (-)	30 (-)	11 (2)
Directors (Audit Committee Member) ( Of Which, Outside Directors)	28 (9)	28 (9)	- (-)	- (-)	3 (2)
Total ( Of Which, Outside Directors)	243 (19)	192 (19)	20 (-)	30 (-)	14 (4)
(Note) 1.The total amount of remuneration, etc., for directors (excluding directors who serve as Audit and Supervisory Committee Members) does not include the employee portion of remuneration for directors who also serve as employees. There are no directors who also serve as employees.
2.
Performance-based compensation is calculated based on the performance of the relevant consolidated fiscal year and forecasts for the next fiscal year’s business environment, taking into account each director’s performance of duties as per the compensation evaluation criteria table. This table is created based on quantitative evaluation criteria—automatically calculated from disclosures and year-on-year change ratios for items such as consolidated net sales, consolidated operating income, and consolidated ordinary income—and qualitative evaluation criteria discussed by the Compensation Committee regarding the attitude and results of efforts toward assigned duties. The trends in consolidated net sales and consolidated ordinary income, including the current consolidated fiscal year, are as described in “I.6. Trends in Financial Position and Profitability” avobe. These items were selected as performance indicators because they were deemed suitable for providing an overview of the Company’s overall performance.

3.
As non-monetary compensation, stock options (stock acquisition rights) are granted to directors (excluding directors who are Audit and Supervisory Committee Members and outside directors). The details of these stock options and their grant status are as described in “(1) Matters Concerning the Decision Policy for Individual Director Compensation, etc.” and “III. Matters Concerning the Company’s Stock Acquisition Rights, etc.”

4.
The number of directors (excluding directors who are members of the Audit and Supervisory Committee) at the end of the current fiscal year is eight (including two outside directors). This differs from the number of directors (excluding directors who are members of the Audit and Supervisory Committee) mentioned above because it includes three directors who retired upon the conclusion of the 68th Ordinary General Meeting of Shareholders held on June 26, 2024.

3. Matters Concerning Outside Officers
 (1) Relationship between the Company and the Significant Concurrent Positions Held by Outside Officers
The relationship between significant concurrent positions and the Company is as described in “1. Names of Directors, etc.”
 (2) Main Activities During the Current Fiscal Year
Category	Name	Term of Office	Attendance, Statements, and Summary of Duties Performed Regarding the Role Expected of Outside Directors
Director	Yosuke Taira	8 years and 9 months
Attended all 20 Board of Directors meetings held during the fiscal year and expressed opinions from an independent standpoint to ensure the appropriateness and soundness of Board decisions. Specifically, he played an appropriate role in ensuring the appropriateness and soundness of decision-making by providing oversight and advice from a professional standpoint, particularly regarding tax and accounting matters.
Furthermore, as a member of the Nomination and Compensation Committee, he has assumed a supervisory role in the selection of executive candidates and the determination process for executive compensation.

Director	Stephen Bruce Moore	2 years and 9 months
Attended all 20 Board of Directors meetings held during the fiscal year and expressed opinions from an independent standpoint to ensure the appropriateness and soundness of Board decisions. Specifically, leveraged global insights into the plastics industry as a whole to play an appropriate role in ensuring the appropriateness and soundness of decision-making.
Furthermore, as a member of the Nomination and Compensation Committee, he oversees the selection of executive candidates and the determination of executive compensation.

Director (Audit and Supervisory Committee Member)	Kazuyuki Narisawa	2 years and 9 months
Attended all 20 Board of Directors meetings held during the fiscal year and expressed opinions from an independent standpoint to ensure the appropriateness and soundness of Board decisions. In particular, leveraging extensive experience and deep insight in corporate management, he played an appropriate role in ensuring the appropriateness and soundness of Board decisions.
He also attended all 20 Audit and Supervisory Committee meetings held during the fiscal year, making necessary comments as appropriate regarding the Company’s internal audit and accounting systems, compliance framework, and other matters.
Furthermore, as a member of the Nomination and Compensation Committee, he performs a supervisory function in the selection of candidate officers and the decision-making process for officer compensation.

Director (Audit and Supervisory Committee Member)	Haruko Nishida	2 years and 9 months
Attended all 20 Board of Directors meetings held during the fiscal year and expressed opinions from an independent standpoint to ensure the appropriateness and soundness of Board decisions. Leveraging extensive experience in corporate management and governance, she played an appropriate role in ensuring the appropriateness and soundness of Board decisions.
She also attended all 20 Audit and Supervisory Committee meetings held during the fiscal year, making necessary comments as appropriate regarding the Company’s internal audit and accounting systems, compliance framework, and other matters.
Furthermore, as a member of the Nomination and Compensation Committee, she performs a supervisory function in the selection of candidate officers and the decision-making process for officer compensation.

( Note) 1.The cumulative tenure of Mr. Kazuyuki Narusawa and Ms. Haruko Nishida, including their past service as outside directors and outside corporate auditors, is 13 years and 9 months for Mr. Narusawa and 4 years and 9 months for Ms. Nishida.
2.
Directors Yosuke Taira, Steven Bruce Moore, Director (Audit and Supervisory Committee Member) Kazuyuki Narisawa, and Director (Audit and Supervisory Committee Member) Haruko Nishida are designated as Independent Directors by the Tokyo Stock Exchange and Nagoya Stock Exchange, as they are considered to have no potential conflicts of interest with general shareholders.

3.
Summary of the Liability Limitation Agreement
The Company and each outside director have entered into a contract to limit liability for damages under Article 423, Paragraph 1 of the Companies Act, based on the provisions concerning liability limitation agreements under Article 427, Paragraph 1 of the same Act.
The liability of the Company’s outside directors under Article 423, Paragraph 1 of the Companies Act is limited to the minimum liability amount prescribed in Article 425, Paragraph 1 of the same Act.

4.	The tenure is stated based on the reference date of March 31, 2025.

V.	Status of the Accounting Auditor

 1. Name of Accounting Auditor

Kanade Audit Corporation

 2. Amount of Remuneration, etc.

Amount of Remuneration, Etc. Payable by the Company	Kanade Audit Corporation
Amount of Remuneration, Etc., for the Accounting Auditor for the Current Fiscal Year	¥44,000 thousand
Total Amount of Monetary and Other Property Benefits Payable by the Company and Subsidiaries to the Accounting Auditor	¥44,000 thousand
(Note) 1.The audit contract between the Company and the Accounting Auditor does not distinguish between audit fees for audits under the Companies Act and those under the Financial Instruments and Exchange Act, and such distinction is not practicable. Therefore, the above amount represents the total of these fees.
2.
The Audit and Supervisory Committee, based on the “Practical Guidelines on Cooperation with Accounting Auditors” published by the Japan Audit and Supervisory Board Members Association, reviewed the appropriateness and reasonableness of the Accounting Auditor’s audit plan, the execution status of the accounting audit duties in prior years, the audit hours for the current fiscal year, and the basis for calculating the estimated remuneration. As a result, the Audit and Supervisory Committee has given its consent to the Accounting Auditor’s remuneration, etc., pursuant to Article 399, Paragraph 1 of the Companies Act.

3.	Our subsidiaries: NESSEI AMERICA, INC. and NISSEI RESIN TECHNOLOGY (TAICANG)CO., LTD and NEGRI BOSSI S.P.A are audited by auditors other than the Company’s Accounting Auditor.

3. Policy for Deciding on the Dismissal or Non-Reappointment of the Accounting Auditor
The Audit and Supervisory Committee shall determine the content of a proposal to dismiss or not reappoint the Accounting Auditor to be submitted to the General Meeting of Shareholders when it deems it necessary, such as when there is an impediment to the execution of the Accounting Auditor’s duties.

Furthermore, if the Accounting Auditor is deemed to fall under any of the items specified in Article 340, Paragraph 1 of the Companies Act, the Audit and Supervisory Committee shall dismiss the Accounting Auditor based on the unanimous consent of all Audit and Supervisory Committee members. In such a case, the Audit and Supervisory Committee Member designated by the Audit and Supervisory Committee shall report the dismissal of the Accounting Auditor and the reasons for dismissal at the first shareholders’ meeting convened after the dismissal.

VI.
System to Ensure Directors’ Duties are Performed in Compliance with Laws and the Articles of Incorporation, Other Systems to Ensure Proper Business Operations, and the Operational Status of Such Systems

 The Company has resolved the following at the Board of Directors as systems to ensure the proper conduct of business:
1. System to Ensure Directors and Employees Comply with Laws and Regulations and the Articles of Incorporation in the Performance of Their Duties
(1)
The Company and its group companies shall thoroughly ensure that compliance with laws and regulations and adherence to social ethics form the foundation of corporate activities, based on the “Nissei Plastic Industrial Action Charter” aligned with the management philosophy of “Enriching Human Society Through Plastics.”

(2)
The Board of Directors shall establish the “Compliance Regulations” to ensure strict adherence to laws, regulations, internal rules, and corporate ethics, and all persons working for the Company and its group companies shall comply with them.

(3)
The Board of Directors shall establish systems to prevent violations of laws and regulations or other compliance breaches and to ensure prompt and appropriate responses through internal reporting mechanisms.

(4)
The Board of Directors shall take a resolute stance against antisocial forces that threaten civil society. It shall establish a system to sever ties with such forces in cooperation with relevant administrative agencies, including the police, and all employees of the Company and its group companies shall comply with this policy.

2. System for the Preservation and Management of Information Related to the Execution of Directors’ Duties
(1)
Regarding the preservation and management of information related to the execution of duties by directors, documents and other materials shall be preserved and managed in accordance with laws, regulations, and other stipulations. Furthermore, appropriate preservation and management shall be conducted based on the Document Management Regulations and Information Management Regulations.

(2)
The Company shall ensure the proper operation of various regulations and store and manage information appropriately and reliably in a manner that ensures sufficient searchability according to the storage medium, reviewing the system as necessary.

3. Regulations and Other Systems Concerning Risk Management
(1)	The Board of Directors shall identify and manage the Company’s risks based on the Risk Management Regulations regarding regulations and other systems for managing the risk of loss.
(2)	Directors overseeing each department shall identify, analyze, and evaluate risks inherent in their respective duties and implement appropriate countermeasures.
(3)
To respond to unforeseen events, disasters, system failures, etc., the Company shall establish systems based on internal regulations, ensure the reliable operation of Business Continuity Plan (BCP) and relevant manuals, and establish systems to minimize damage from various anticipated disaster risks.

4. System to Ensure Efficient Execution of Directors’ Duties
(1)
To ensure the efficient execution of directors’ duties, the Board of Directors shall meet in principle once a month based on the Board of Directors Regulations, and shall convene as necessary. Important matters concerning the Company’s management policies and strategies shall be discussed in advance at the Management Meeting and resolved by the Board of Directors meeting following deliberation.

(2)
For the execution of duties based on Board decisions, responsibilities and authorities for each business department are defined based on the Authority Regulations and other rules, establishing an appropriate framework. These regulations are reviewed as necessary to maintain an efficient framework for executing duties.

(3)	The effectiveness of the Board of Directors shall be evaluated to maintain a highly transparent management structure.

5. System to Ensure Proper Operations within the Corporate Group Comprising the Company and Consolidated Subsidiaries
(1)
To ensure the proper conduct of business across the entire corporate group, centered on consolidated subsidiaries, the Company establishes the Affiliated Company Management Regulations and the Overseas Group Company Management Regulations to govern the management system.

(2)
To ensure the proper conduct of diversified operations, directors and employees of consolidated subsidiaries and other group companies shall manage the operations of consolidated subsidiaries and other group companies through consultation and reporting to the Company regarding important management matters of group companies based on regulations and other rules.

(3)	The Company and its consolidated subsidiaries establish an internal control framework for financial reporting to ensure the appropriateness and reliability of financial reporting.

6. System for the Audit Environment of the Audit and Supervisory Committee
(1)	Matters Concerning Employees Assisting the Audit and Supervisory Committee
  To assist the Audit and Supervisory Committee in its duties, an Audit and Supervisory Committee Office shall be established as necessary and staffed accordingly. Personnel matters concerning this office shall be discussed between the directors (excluding Audit and Supervisory Committee members) and the Audit and Supervisory Committee.
(2)	Matters Concerning the Independence of Such Employees from Directors Other Than Audit and Supervisory Committee Members
  Authority to direct designated employees shall be transferred to the Audit and Supervisory Committee, and such employees shall not receive commands or instructions from directors other than Audit and Supervisory Committee members.
(3)	System for Directors, Employees, and Directors/Employees of Subsidiaries to Report to the Audit and Supervisory Committee, and Other Reporting Systems to the Audit and Supervisory Committee
 Matters and methods for reporting to the Audit and Supervisory Committee by directors and employees (excluding Audit and Supervisory Committee members) and directors and employees of subsidiaries shall comply with laws, regulations, and rules. Other matters shall be determined through consultation between the Board of Directors and the Audit and Supervisory Committee. Notwithstanding the foregoing, the Audit and Supervisory Committee may request reports from directors and employees (excluding Audit and Supervisory Committee members) as necessary.
(4)
System to ensure that directors and employees (excluding Audit Committee members) and directors and employees of subsidiaries who report to the Audit and Supervisory Committee are not subject to disadvantageous treatment as a result of such reporting

  Establish a system and regulations for reporting to the Audit and Supervisory Committee under the internal whistleblowing system.
(5)	Other systems to ensure the effective conduct of the Audit and Supervisory Committee’s audits
 The Audit and Supervisory Committee shall hold regular meetings with the Representative Director to discuss important audit matters and exchange views on key audit matters. It shall also hold regular meetings with the Accounting Auditor to exchange opinions and information, thereby promoting cooperation.

7. Overview of the Operational Status of Systems to Ensure Proper Business Operations
The operational status of these systems is as follows: to ensure the proper conduct of business.
Based on the basic policy for establishing an internal control framework resolved by the Board of Directors, the Company and its Group Companies has established and operates an internal control framework at the Company and its group companies.
At the beginning of the fiscal year, the Company holds management briefings for employees to explain management policies and challenges, aiming to unify understanding. During the fiscal year, the Company conducts quarterly management briefings to explain progress to employees. Additionally, the Company conducts regular hearings with each department by directors holding executive positions, such as the Representative Director, to confirm progress and ensure appropriate operational management systems. Furthermore, to ensure the effectiveness of the Board of Directors, the Company conducts questionnaire surveys of directors (including directors serving on the Audit and Supervisory Committee and outside directors) to evaluate and improve the effectiveness of the Board, thereby ensuring management transparency and soundness.

the Company conducts quarterly compliance training sessions for directors and employees to enhance compliance awareness. Furthermore, the internal audit department conducts operational audits by department to verify the proper execution of duties and has established a system to report findings to the Board of Directors.
Regarding risk management, the Group conducts annual BCP exercises. Based on the results, the BCP manual is revised to enhance its effectiveness. Overseas subsidiaries also identify risks specific to each country and implement countermeasures tailored to those risks.
For our subsidiaries, we operate under centralized management by the Company, striving to understand their business conditions, market analysis, and the tax systems and laws of each country, thereby strengthening the management framework of local entities. Furthermore, our Audit and Supervisory Committee, Accounting Auditors, and internal audit department conduct regular audits, working to improve effectiveness through evaluations of internal controls.

～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～～
(Note) Amounts and share numbers stated in this business report are rounded down to the nearest unit.

Consolidated Balance Sheet

 (As of March 31, 2025)
 (Unit: Millions of Yen)
Account	Amount	Account	Amount

(Assets)		(Liabilities)
Current Assets	60,491	Current Liabilities	31,362
Cash and Deposits	6,750	Notes Payable and Accounts Payable	7,026
Notes Receivable, Accounts Receivable and Contract Assets	7,062	Short-Term Borrowings	17,166
Electronic Recorded Monetary Claims	1,201	Long-Term Borrowings Due within One Year	2,936
Merchandise and Finished Goods	23,350	Lease Obligations	196
Work in Process	6,506	Accrued Income Taxes	229
Raw Materials and Supplies	11,657	Provision for Bonuses	100
Other Receivable	2,900	Provisions for Product warranty	112
Refundable Income Taxes	182	Other	3,593
Other	1,183
Allowance for Doubtful Accounts	(303)	Non-Current Liabilities	13,220
		Long-term Borrowings	9,885
Fixed Assets	25,988	Long-Term Accounts Payable	95
Tangible Fixed Assets	20,536	Lease Obligations	334
Buildings and Structures	8,140	Deferred Tax Liabilities	23
Machinery Equipment and Transportation Equipment	3,305	Liabilities for Retirement Benefit Obligations	2,820
Tools, Furniture, and Fixtures	249	Other	62
Land	4,909
Leased Assets	484	Total Liabilities	44,583
Construction in Progress	3,446
		(Net Assets)
Intangible Fixed Assets	452	Shareholders’ Equity	34,593
Leased Assets	3	Capital Stock	5,362
Other	448	Capital Surplus	5,325
		Retained Earnings	25,810
Investments and Other Assets	4,999	Treasury Stock	(1,906)
Investment Securities	2,181
Deferred Tax Assets	2,181	Accumulated Other Comprehensive Income	7,084
Retirement Benefit Assets	31	Unrealized Gains (Losses) on Available-for-sale Securities	779
Other	606	Foreign Currency Translation Adjustment	6,336
Allowance for Doubtful Accounts	(1)	Accumulated Adjustments for Retirement Benefits	(32)

		Stock Acquisition Rights	217
		Non-controlling Interests	1

		Total Net Assets	41,896
Total Assets	86,479	Total Liabilities and Net Assets	86,479

Consolidated Statement of Income

From April 1, 2024 to March 31, 2025

 (Unit: Millions of Yen)
Account Title	Amount

Net Sales		47,493
Cost of Sales		33,843
Gross Profit		13,650
Selling, General and Administrative Expenses		13,208

Operating Income		442

Non-operating Income
Interest and Dividend Income	206
Purchase Discounts	21
Rental Income	27
Commission Income	16
Electricity Sales Revenue	22
Grant Income	69
Other	165	529
Non-operating Expenses
Interest Expense	262
Foreign Exchange Loss	337
Electricity Sales Expenses	6
Other	22	628

Ordinary profit		343

Extraordinary Income
Gain on Sale of Investment Securities	436	436

Extraordinary Loss
Special Retirement Payments	516	516

Net Income Before Income Taxes		263
Income Taxes, Resident Taxes, and Business Taxes	545
Income Tax Adjustments	(358)	187

Net Income		76
Net Loss Attributable to Noncontrolling Interests		0
Net Income Attributable to Owners of the Parent		76

Consolidated Statement of Changes in Shareholders’ Equity

From April 1, 2024 To March 31, 2025
 (Unit: Millions of Yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance at Beginning of Period	5,362	5,307	26,892	△2,030	35,532
Cumulative Effect of Correction of Error			△488		△488
Opening Balance after Retrospective Adjustment	5,362	5,307	26,403	△2,030	35,043
Changes during Period
Dividends from Surplus			△669		△669
Net Income Attributable to Owners of Parent			76		76
Disposal of Treasury Stock		17		124	142
Net Changes in Items Other Than Shareholders’ Equity
Total Changes during Period	－	17	△592	124	△450
Balance at End of Period	5,362	5,325	25,810	△1,906	34,593

	Accumulated Other Comprehensive Income
	Valuation Difference on Other Securities	Foreign Currency Translation Adjustments	Accumulated Adjustments for Retirement Benefit	Total Accumulated Other Comprehensive Income	Stock Acquisition Rights	Non- controlling Shareholders’ Equity	Total Net Assets
Balance at Beginning of Period	1,066	3,358	(9)	4,414	330	1	40,278
Cumulative Effect of Error Correction							(488)
Opening Balance after Retroactive Adjustment	1,066	3,358	(9)	4,414	330	1	39,789
Changes during Period
Dividends from surplus							(669)
Net Income Attributable to Owners of Parent							76
Disposal of Treasury Stock							142
Net Changes in Items Other Than Shareholders’ Equity	(286)	2,978	(22)	2,669	(112)	0	2,557
Total Changes during Period	(286)	2,978	(22)	2,669	(112)	0	2,106
Balance at End of Period	779	6,336	(32)	7,084	217	1	41,896

Individual Notes to Consolidated Financial Statements

Significant Matters Forming the Basis for the Preparation of Consolidated Financial Statements
1. Matters Concerning the Scope of Consolidation
Number of Consolidated Subsidiaries: 23
NISSEI AMERICA, INC.
NISSEI MEXICO, S.A. DE C.V.
NISSEI (MALAYSIA) SDN. BHD.
NISSEI PLASTIC (THAILAND) CO., LTD.
NISSEI PLASTIC MACHINERY (THAILAND) CO., LTD.
NISSEI PLASTIC (HONG KONG) LTD.
Taiwan Nissei Co., Ltd.
Shanghai Nissei Plastic Machinery Co., Ltd.
Nissei Plastic Machinery (Taicang) Co., Ltd.
NISSEI TECHNICA CO., LTD.
Nissei Metal Works Co., Ltd.
Nissei Resin Industry Technology (Taicang) Co., Ltd.
Nissei Honma Machinery Co., Ltd.
NEGRI BOSSI S.P.A.
ROBOLINE S.R.L.
NEGRI BOSSI LTD.
NEGRI BOSSI S.A.U.
NEGRI BOSSI FRANCE S.A.S.
NEGRI BOSSI NORTH AMERICA, INC.
NBMX S.A. DE C.V.
NEGRI BOSSI (INDIA) PRIVATE LTD.
Nissei Plastic Machinery (Haiyan) Co., Ltd.
Taicang Takita Metal Products Co., Ltd.

Number of Non-consolidated Subsidiaries: 5
NISSEI PLASTIC (VIETNAM) CO., LTD.
NISSEI PLASTIC (INDIA) PRIVATE LTD.
NISSEI PLASTIC PHILIPPINES, INC.
PT. NISSEI PLASTIC INDONESIA
NISSEI EUROPE, s.r.o.
The total assets, net sales, net income (loss), retained earnings and other financial figures of non-consolidated subsidiaries are all immaterial in amount and do not have a material impact on the consolidated financial statements. Accordingly, they are excluded from the scope of consolidation.

2. Matters Related to Changes in the Scope of Consolidation
No applicable items.

3. Matters Concerning the Application of the Equity Method
Equity Method Affiliates:
No applicable items.
Companies Not Subject to the Equity Method:
The equity method is not applied to investments in non-consolidated subsidiaries because their net income (loss), and retained earnings, and other related financial amounts are all immaterial in amount and, on a consolidated basis, do not have a significant impact on the consolidated financial statements.

4. Matters Concerning the Fiscal Year of Consolidated Subsidiaries
The consolidated subsidiaries with fiscal year-ends differing from the consolidated fiscal year-end are as follows:
NISSEI AMERICA, INC.
NISSEI MEXICO, S.A. DE C.V.
Shanghai Nissei Plastic Machinery Co., Ltd.
Nissei Plastic Machinery (Taicang) Co., Ltd.
NISSEI PLASTIC MACHINERY (THAILAND) CO., LTD.
NISSEI PLASTIC MACHINERY (TAICANG) CO., LTD.
NEGRI BOSSI S.P.A.
ROBOLINE S.R.L.
NEGRI BOSSI LTD.
NEGRI BOSSI S.A.U.
NEGRI BOSSI FRANCE S.A.S.
NEGRI BOSSI NORTH AMERICA, INC.
NBMX S.A. DE C.V.
Nissei Plastic Machinery (Haiyan) Co., Ltd.
Taicang Takita Metal Products Co., Ltd.
Fiscal Year-End: December 31
In preparing the consolidated financial statements, the Company uses the financial statements of consolidated subsidiaries as of their respective fiscal year-end dates and makes necessary adjustments for significant transactions occurring between those dates and the consolidated fiscal year-end.

5. Significant Accounting Policies
(1)   Valuation Basis and Methods for Securities
Other Securities
・Securities other than non-marketable securities ･･･	Fair value method
(Unrealized gains or losses are included in net assets and the cost of sales is calculated using the moving average method)
・Non-marketable securities･････････････ Cost method using the moving average method

(2) Valuation Standards and Method for Derivatives, etc.
The fair value method is applied.

(3) Valuation Standards and Methods for Inventories
Book values of inventories are determined based on the cost method and are written down ro reflect decreased profitability).
(i)	Finished goods, work in progress ･･･Individual identification method
(ii)	Operating parts and raw materials among products ･･･Moving average method or First-in, First-out (FIFO) method
(iii)	Inventory ･････････Last-in, First-out (LIFO) method
(iv)	Merchandise ･･････First-in, First-out (FIFO) method

(4) Depreciation Methods for Significant Depreciable Assets
(i)
Tangible fixed assets (excluding leased assets and right-of-use assets) ･････ Declining balance method
For the Company and its domestic consolidated subsidiaries, however, the straight-line method is applied to buildings (excluding building fixtures) acquired on or after April 1, 1998, and for building fixtures and structures acquired on or after April 1, 2016. Overseas consolidated subsidiaries primarily use the straight-line method based on the accounting standards of their respective countries.

(ii)	Intangible Fixed Assets (excluding lease assets and right-of-use assets)
・Software for internal use: Straight-line method based on the estimated useful life within the Company (5 years)
・Other intangible fixed assets ････ Straight-line method
(iii)	Lease Assets
Leased assets under finance leases that do not transfer ownership
The straight-line method is applied, using the lease term as the useful life and setting the residual value to zero.
(iv)	Right-of-use Assets
Right-of-use assets are depreciated using the straight-line method over the lease term as the useful life, with no residual value.

(5) Accounting Standards for Provisions
(i)	Allowance for Doubtful Accounts
To prepare for losses from bad debts on receivables such as notes receivable and accounts receivable, Company records the estimated uncollectible amount based on the historical bad debt ratio for general receivables and by assessing the collectability of specific receivables, such as doubtful accounts, on an individual basis.
For consolidated subsidiaries, the estimated uncollectible amounts are recorded based on an assessment of the collectability of each individual receivable.

(ii)	Provision for Bonuses
To prepare for the payment of employee bonuses, the estimated amount attributable to the current consolidated fiscal year is recorded.
(iii)	Provision for Product Warranty
To prepare for after-sales service costs related to product, the Company records an estimated amount based on the Group’s prescribed standards (historical ratios).

(6) Accounting Treatment for Retirement Benefits
To provide for employee retirement benefits, an amount is recorded based on the estimated retirement benefit obligations as of the end of the current consolidated fiscal year. In calculating the retirement benefit obligation, the projected retirement benefit amount is allocated to the period ending at the end of the current consolidated fiscal year using the straight-line method. Additionally, some overseas consolidated subsidiaries use the benefit calculation formula method.
Past service costs are expensed using the straight-line method over a fixed period (5 years) within the average remaining service period of employees at the time of occurrence.
 Actuarial gains and losses are expensed from the following consolidated fiscal year using the straight-line method over a fixed number of years (5 years) within the average remaining service period of employees at the time of occurrence.
 Certain consolidated subsidiaries apply a simplified method for calculating retirement benefit assets and retirement benefit expenses, using the amount of retirement benefits payable at the end of the period for voluntary retirement as the retirement benefit obligation.

(7) Revenue and Expense Recognition Criteria
The Group manufactures and sells injection molding machines, parts, and other products.
For sales transactions of these products, except for domestic parts sales, the Group recognizes revenue when the customer obtains control of the products, based on the contract terms. For transactions where control is transferred at a point in time, revenue is recognized upon arrival at the customer, acceptance, or based on trade terms. For transactions where control over products is transferred over a period of time, revenue is recognized over the contract period using an input method based on costs incurred. This method measures the progress toward fulfilling the performance obligation as costs are incurred in line with work progress, reflecting the product’s advancement toward completion and eventual readiness for use by the customer.
Conversely, for domestic parts sales transactions, the period from shipment to transfer of control is reasonable given the typical days required for domestic shipment and delivery. Therefore, as an alternative treatment, revenue is recognized upon shipment of parts to the customer.
Consideration for transactions is generally received within approximately 12 months after the performance obligation is satisfied. There are no transactions containing significant financial elements. Furthermore, for contracts with certain customers, revenue is measured as the amount of the promised consideration less discounts and returns.

(8) Translation of Foreign Currency-Denominated Assets and Liabilities into Japanese Yen
Monetary assets and liabilities denominated in foreign currencies are translated into yen at the spot exchange rate prevailing on the consolidated balance sheet date. Translation differences are recognized in profit or loss. Assets and liabilities of overseas consolidated subsidiaries are translated into yen at the spot exchange rate prevailing on the consolidated balance sheet date. Revenues and expenses are translated into yen at the average exchange rate for the period. Translation differences are recognized in the foreign currency translation adjustment account within shareholders’ equity and in non-controlling interests.

(9) Significant Methods of Hedge Accounting
(i)	Hedge Accounting Method
The deferred hedge accounting is applied.
(ii)	Hedging Instruments and Hedged Items
Hedging instrument: Interest rate swap
Hedged item: Borrowings
(iii)	Hedge Policy
Hedging is conducted within the scope of the relevant liabilities to reduce interest rate risk and improve interest income and expense.
(iv)	Method for Evaluating Hedge Effectiveness
Hedge effectiveness is assessed by comparing the cumulative market value changes of the hedged item and the hedging instrument over the period from the inception of the hedge to the assessment date, based on the magnitude of changes in both.

 Notes on Accounting Estimates

Accounting estimates are calculated using reasonable estimates based on information available at the time of preparing the consolidated financial statements. Among the amounts recorded in the consolidated financial statements for the current fiscal year that are based on accounting estimates, items that may have a significant significant impact on the consolidated financial statements for the next fiscal year are as follows.

1. Recoverability of Deferred Tax Assets
Deferred tax assets are recognized only when it is probable that future taxable income will be available against which deductible temporary differences, unused tax loss carryforwards, and tax credits can be utilized. The amount and timing of future taxable income expected to be generated based on business plans and other factors are estimated to assess the likelihood of recovery.

(1) Amounts recorded in the consolidated financial statements for the current fiscal year
Deferred tax assets:	2,181 million yen

(2) Other information that may be useful to users of the consolidated financial statements in understanding the content of accounting estimates
(i) Calculation Method for Amounts Recorded in the Consolidated Financial Statements for the Current Fiscal Year
The Group recognizes deferred tax assets based on an assessment of their recoverability, taking into account the adequacy of future taxable income, including the classification of companies as indicated in the “Guidance on the Recoverability of Deferred Tax Assets” (ASBJ Guidance No. 26) and the scheduling of the expected year of reversal of temporary differences.

(ii) Key Assumptions Used in Calculating Amounts Recorded in the Consolidated Financial Statements for the Current Fiscal Year
The Group’s estimates of future taxable income are based on its business plans. The primary assumptions in these plans include projected sales volume and sales prices reflecting market conditions.

(iii) Impact on the Consolidated Financial Statements for the Following Fiscal Year
Because the Group’s assumptions involve future uncertainties, if the timing and amount of actual events differ from estimates, there is a risk of significant impact on the consolidated financial statements for the following fiscal year.

2. Revenue Recognized over a Period of Time as Performance Obligations are Satisfied

 (1) Amounts Recorded in the Consolidated Financial Statements for the Current Fiscal Year
Sales revenue:	864 million yen
The above amount relates to contracts where revenue was recognized over the contract period based on the measurement of progress toward fulfilling the performance obligation, and where the performance obligation had not been fully satisfied as of the end of the current consolidated fiscal year.

 (2) Other Information That May be Useful to Users of the Consolidated Financial Statements in Understanding the Content of Accounting Estimates
(i)	Calculation Method for Amounts Recorded in the Consolidated Financial Statements for the Current Fiscal Year
For transactions involving the transfer of control of products and other item, over a period of time, the Group recognizes revenue by measuring the progress toward fulfilling the performance obligation using the input method based on the cost incurred. When the progress cannot be measured reliably, revenue is recognized within the scope of the cost incurred.

(ii)	Key Assumptions Used in Calculating Amounts Recorded in the Consolidated Financial Statements for the Current Fiscal Year
The primary assumption for revenue recognition based on measuring progress toward fulfilling performance obligations is the estimation of total costs. Total costs are calculated based on specifications requested by customers, but estimates are reviewed promptly in response to changes in circumstances after orders are received.

(iii)	Impact on the Consolidated Financial Statements for the Following Fiscal Year
Estimates of total costs are highly specific to customer-requested specifications and are based on certain assumptions. Therefore, if a discrepancy arises between the estimated total costs and actual costs, the amount of revenue recognized in the consolidated financial statements for the subsequent fiscal year may be affected by changes in the estimated progress resulting from the revision of the total cost estimate.

Note on Correction of Errors

 During the financial closing process for the fiscal year ended March 2025 (69th fiscal period), the Company identified errors related to the elimination of unrealized profit included in inventories through transactions within the consolidated group due to inconsistent application of exchange rates. Additionally, errors were identified in the Company’s advance payments, accounts receivable, accounts payable, and cost of sales for certain overseas consolidated subsidiaries. Accordingly, the Company corrected these errors in the current consolidated fiscal year. The cumulative effect of these corrections is reflected in the opening balance of net assets for the current consolidated fiscal year.
As a result, the opening balance of net assets in the consolidated statement of changes in shareholders’ equity decreased by 488 million yen.

Notes to the Consolidated Balance Sheet

1. Accumulated depreciation of tangible fixed assets	20,997 million yen
2. Assets pledged as collateral and related liabilities
(1) Assets pledged as collateral
Land	1,692 million yen
Buildings and Structures	297 million yen
(2) Debts Secured by Collateral
Long-term loans payable due within one year:	528 million yen
Long-term borrowings	71 million yen
3. Notes Receivable, Accounts Receivable, and Contract Assets
Notes Receivable	215 million yen
Accounts Receivable	5,928 million yen
Contract Assets	907 million yen
4. Contract liabilities included in other current liabilities
Contract liabilities:	298 million yen

Notes to the Consolidated Statements of Income

1. Special Retirement Benefits	516 million yen
      These are special retirement benefits related to the business restructuring of NEGRI BOSSI S.P.A.

Notes to Consolidated Statement of Changes in Equity

1 . Total Number of Shares Issued: 22,272,000 shares

2. Matters Related to Dividends from Surplus
(1) Amount of Dividend Payments
Resolution	Class of Shares	Total Dividend Amount (Millions of Yen)	Per Share Dividend	Record Date	Effective Date
June 26, 2024 Regular General Meeting of Shareholders	Common Stock	380	20.00	March 31, 2024	June 27, 2024
November 8, 2024 Board of Directors	Common Stock	288	15.00	September 30, 2024	December 3, 2024

(2) Dividends with a Record Date in the Current Consolidated Fiscal Year but an Effective Date in the Following Consolidated Fiscal Year

The following proposals are scheduled to be submitted for approval at the Ordinary General Meeting of Shareholders to be held on June 26, 2025.
Class of Shares	Common stock
Total Dividend Amount	384 million yen
Dividend per share	¥20.00
Record date	March 31, 2025
Effective date	June 27, 2025
Source of Dividends:	Retained Earnings

3. Matters Concerning Stock Acquisition Rights
Type and Number of Shares Subject to Stock Acquisition Rights Issued by the Company at the End of the Current Consolidated Fiscal Year
Common stock: 296,600 shares

Notes on Financial Instruments

1. Matters Concerning the Status of Financial Instruments
(1) Policy on Financial Instruments
The Group limits its fund management to short-term deposits, etc., and raises funds through borrowings from banks and other financial institutions. The Group uses derivative transactions to hedge against the risks described below and has a policy of not engaging in speculative transactions.
(2) Details of Financial Instruments and Their Risks
Trade receivables, including notes receivable, accounts receivable, and electronically recorded monetary claims , are exposed to customer credit risk. Furthermore, trade receivables denominated in foreign currencies, arising from our global business operations, are exposed to foreign exchange rate fluctuation risk. Investment securities consist of stocks and investment trusts and are exposed to market price fluctuation risk.
Operating liabilities, including notes payable and accounts payable, have payment due dates within one year. Short-term borrowings, long-term borrowings, and lease obligations are used to finance working capital and capital expenditures. Lease obligations include those accounted for under “Leases” (IFRS 16) for certain overseas consolidated subsidiaries.
Derivative transactions consist of foreign exchange forward contracts intended to hedge foreign exchange fluctuation risks associated with trade receivables and trade payables.

(3) Risk Management Framework for Financial Instruments
(i) Management of Credit Risk (Risk Related to Counterparty Default)
In accordance with the Company’s sales management regulations, each sales department regularly monitor the due dates and balances of accounts receivable for each customer. This enables the early identification and mitigation of collection concerns arising from deteriorating financial conditions. Consolidated subsidiaries also implement similar management practices in accordance with the Company’s sales management regulations.
(ii) Management of Market Risk (Risk of Fluctuations in Exchange Rates, Interest Rates, etc.)
The Company generally hedges foreign exchange fluctuation risks associated with foreign currency-denominated operating receivables using forward exchange contracts on a monthly basis.
For investment securities, we regularly monitor market values and the financial condition of issuers.
(iii) Management of Liquidity Risk Related to Fund Raising (Risk of Being Unable to Make Payments on Due Dates)
The Company manages liquidity risk by having the Finance Department prepare cash flow plans in a timely manner based on reports from each department and by maintaining a certain level of cash on hand, taking into account the status of payments and repair funds.

(4) Supplementary Explanation Regarding Matters Related to the Fair Value of Financial Instruments
The calculation of the fair value of financial instruments incorporates variable factors, and therefore, the value may fluctuate depending on the assumptions used.

(5) Concentration of Credit Risk
 No applicable items.

 2. Matters Concerning the Fair Value of Financial Instruments
The amounts recorded on the consolidated balance sheet, fair values, and the differences between them are as follows.
 (Unit: Millions of Yen)

	Amount Recorded on Consolidated Balance Sheet	Fair Value	Difference

(1) Investment Securities (*2)	1,493	1,493	－
(2) Long-Term Borrowings (*3) (Including Current Portion)	(12,821)	(12,844)	22
(3) Derivatives (*4)	－	－	－

 (Note) Items recorded as liabilities are indicated in parentheses.

*1 “Cash and deposits,” “Notes receivable,” “Accounts receivable,” “Electronically recorded monetary claims,” “Accrued income,” “Notes payable and accounts payable,” and “Short-term borrowings” are omitted from disclosure because they are cash or have fair values approximating their book values due to settlement within a short period.
*2 Stocks and other securities without market prices are not included in “Investment securities.” The carrying amounts of these financial instruments on the consolidated balance sheet are as follows.

Category	Current Fiscal Year (Unit: Millions of Yen)
Unlisted Stocks	687

 *3 Long-term borrowings include long-term borrowings due within one year.
 *4 Net receivables and payables arising from derivative transactions are presented on a net basis.

3. Matters Concerning the Breakdown of Financial Instruments by Fair Value Level
Financial instruments are classified into the following three levels based on the observability and significance of inputs used to determine their fair value.

 Level 1 fair value: Fair value measured using the quoted price (unadjusted) in an active market for the identical asset or liability
 Level 2 fair value: Fair value calculated using inputs that are observable, either directly or indirectly, other than Level 1 inputs
 Level 3 fair value: Fair value calculated using significant unobservable inputs

When multiple inputs significantly affecting the fair value measurement are used, the inputs are classified at the level with the lowest priority in the fair value measurement process.

(1) Financial assets and financial liabilities carried at fair value on the consolidated balance sheet
 (Unit: Millions of Yen)
	Fair Value
Category	Level 1	Level 2	Level 3	Total
Investment securities
Other Securities
Equity Securities	1,459	－	－	1,459
Other	35	－	－	35
Derivatives	－	－	－	－
 (Note) Items recorded as liabilities are indicated in parentheses.

 (Note) Explanation of valuation techniques and inputs used to determine fair value
 Investment Securities
Listed stocks and investment trusts are valued using quoted market prices. Listed stocks are traded in active markets, so their fair value is classified as Level 1 fair value.
 Derivatives
Derivative transactions are intended to hedge risks associated with future exchange rate fluctuations on foreign currency transactions. Since their fair value is based on prices quoted by fiancial institutions, they are classified as Level 2 fair value.

(2) Financial Assets and Financial Liabilities Not Carried at Fair Value on the Consolidated Balance Sheet
 (Unit: million yen)
	Fair Value(*)
Category	Level 1	Level 2	Level 3	Total
Long-term Borrowings	－	(12,844)	－	(12,844)
 (Note) Items recorded as liabilities are indicated in parentheses.

 (Note) Explanation of valuation techniques and inputs used to determine fair value
 Long-term Borrowings
The fair value of long-term borrowings is calculated by discounting the total amount of principal and interest using the interest rate that would be assumed if similar new borrowings were made. This fair value is classified as Level 2.

Notes on Revenue Recognition
1. Information on the breakdown of revenue arising from contracts with customers
The Group recognizes revenue from contracts with customers for transactions where control of products is transferred at a point in time (injection molding machines, parts, and other manufacturing and sales) and transactions where control of products is transferred over a period of time (injection molding machines and other manufacturing and sales). The breakdown is as follows.

Current Fiscal Year (From April 1, 2024 to March 31, 2025)
(Unit: Millions of yen)
	Reporting Segment
	Japan	Europe and America	Asia	Total
Major Product or Service Lines
Injection Molding Machines	10,095	13,805	10,661	34,563
Parts	3,007	4,021	2,145	9,173
Other	2,682	815	257	3,756
Total	15,785	18,643	13,064	47,493
(Note) “Other” includes peripherals, molds, etc.

2. Information for Understanding Revenue Arising from Contracts with Customers
The fundamental information for understanding revenue arising from contracts with customers is as described in “Significant Matters Forming the Basis for the Preparation of Consolidated Financial Statements 5. Accounting Policies (7) Revenue and Expense Recognition Criteria.”

3. Information on the relationship between the fulfillment of performance obligations under contracts with customers and the cash flows arising from such contracts, as well as the amount and timing of revenue expected to be recognized in the next fiscal year or later from contracts with customers existing at the end of the current fiscal year

(1) Balances of Contract Assets and Contract Liabilities, etc.
 (Unit: Millions of Yen)
Current Fiscal Year
Receivables Arising from Contracts with Customers (Opening Balance)	7,438
Receivables Arising from Contracts with Customers (Ending Balance)	7,356
Contract Assets (Opening Balance)	733
Contract Assets (Ending Balance)	907
Contract Liabilities (Opening Balance)	187
Contract Liabilities (Ending Balance)	298

Contract assets relate to transactions where control over products, etc., is transferred over a specified period. At the end of the period, control over the products, etc., has been transferred to the customer, but the Group retains a right to the consideration that has not yet been invoiced. This right is transferred to a receivable arising from the contract with the customer when the Group’s right to the consideration becomes unconditional.

Contract liabilities relate to advance payments received by the Group from customers before the customer obtains control of the goods and are reversed as revenue is recognized. Contract liabilities are included in “Other” under current liabilities on the consolidated balance sheet.

The amount included in the opening balance of contract liabilities for revenue recognized during the current fiscal year was 993 million yen. Furthermore, the primary reason for the 173 million yen increase in contract assets during the current fiscal year was the increase in revenue recognized as performance obligations were satisfied. The primary reason for the 110 million yen increase in contract liabilities was the increase due to the receipt of advance payments.

During the current fiscal year, there was no revenue recognized from performance obligations satisfied in prior periods.

(2)	Transaction Price Allocated to Remaining Performance Obligations
The Group applies a practical expedient in disclosing the transaction price allocated to the remaining performance obligations, excluding contracts with an initial expected contract period of one year or less from the disclosure. The total transaction price allocated to the remaining performance obligation and the period over which revenue recognition is expected are as follows.
(Unit: Millions of Yen)

Current Fiscal Year
Within One Year	1,287
Over One Year	3

Notes on Per Share Information

1. Net Assets per Share:	¥2,166.60
2. Net Income per Share:	¥3.98

Balance Sheet

(As of March 31, 2025)
 (Unit: Millions of yen)
Account Title	Amount	Account Title	Amount
(Assets)		(Liabilities)
Current Assets	38,256	Current Liabilities	30,441
Cash and Deposits	465	Notes Payable	230
Notes Receivable	210	Accounts Payable	8,314
Electronic Recorded Monetary Claims	1,201	Short-Term Borrowings	17,736
Accounts Receivable	8,506	Long-Term Borrowings Due Within One Year	2,907
Contract Assets	477	Lease Obligations	11
Merchandise and Finished Goods	9,199	Other Accounts Payable	757
Work in Process	3,535	Accrued Expenses	50
Raw Materials and Supplies	5,827	Accrued Income Taxes	122
Advances	1,787	Contract Liabilities	177
Prepaid Expenses	87	Deposits Received	27
Other Receivable	4,693	Provision for Bonuses	70
Short-term Loans to Affiliated Companies	2,094	Product Warranty Reserve	17
Other	199	Provisions for Loss on Contracts	9
Allowance for Doubtful Accounts	(29)	Other	7

Fixed Assets	38,014	Non-Current Liabilities	12,403
Tangible Fixed Assets	8,956	Long-Term Borrowings	9,720
Buildings	2,414	Long-Term Accounts Payable	95
Structures	113	Lease Obligations	18
Machinery and Equipment	2,049	Provision for Retirement Benefits	2,564
Vehicles and Transportation Equipment	4	Other	5
Tools, Furniture, and Fixtures	100
Land	4,015	Total Liabilities	42,844
Leased assets	26
Construction in Progress	230	(Net Assets)
		Shareholders’ Equity	32,427
Intangible Fixed Assets	442	Capital Stock	5,362
Software	436	Capital Surplus	5,511
Leased Assets	1	Capital Reserve	5,342
Other	5	Other Capital Surplus	168
		Retained Earnings	23,459
Investments and Other Assets	28,615	Reserve for Retained Earnings	591
Investment Securities	1,505	Other Retained Earnings	22,868
Shares of Affiliates	26,189	Special Reserve	7,525
Leasehold and Security Deposits	60	Retained Earnings Brought Forward	15,343
Deferred Tax Assets	851	Treasury Stock	(1,906)
Other	10	Valuation and Translation Adjustments	779
Allowance for Doubtful Accounts	(1)	Unrealized Gains (Losses) on Available-for-sale Securities	779
		Stock acquisition rights	217
		Total Net Assets	33,425
Total Assets	76,270	Total Liabilities and Net Assets	76,270

Income Statement

 (Unit: Millions of Yen)
Account Title	Amount

Net Sales		34,970
Cost of Sales		28,718
Gross Profit		6,251
Selling, General and Administrative Expenses		5,885
Operating Income		366
Non-operating income
Interest and Dividend Income	738
Rental income	27
Electricity sales revenue	22
Other	62
Non-operating Expenses		850
Interest Expense	119
Foreign exchange loss	384
Rental income Cost	2
Electricity sales expenses	6
Other	5	517
Operating profit		699
Extraordinary Income
Gain on sale of investment securities	436	436
Net Income Before Taxes		1,136
Income taxes, resident taxes, and business taxes	263
Income tax adjustments	(97)	166
Net Income		969

Statement of Changes in Shareholders’ Equity

 (Unit: Millions of Yen)
	Shareholders’ Equity
	Capital Stock	Capital Surplus			Retained Earnings
		Capital Reserve	Other Capital Surplus	Total Capital Surplus	Reserve of Retained Earnings	Other Retained Earnings
						Special Reserve	Retained Earnings Brought Forward
Balance at Beginning of Period	5,362	5,342	150	5,493	591	7,525	15,856
Cumulative Effect of Correction of Error							(813)
Opening Balance after Retrospective Adjustment	5,362	5,342	150	5,493	591	7,525	15,043
Changes during Period
Dividends from Retained Earnings							(669)
Net Income							969
Disposal of Treasury Stock			17	17
Net Changes in Items Other Than Shareholders’ Equity
Total Changes during Period	－	－	17	17	－	－	300
Balance at End of Period	5,362	5,342	168	5,511	591	7,525	15,343

	Shareholders’ Equity			Valuation and Translation Adjustments		Share Options	Total Net Assets
	Retained Earnings	Treasury Stock	Total Shareholders’ Equity	Unrealized Gains (Losses) on Available- for-sale Securities	Total Valuation and Translation Adjustments
	Total Retained Earnings
Balance at Beginning of Period	23,972	(2,030)	32,798	1,066	1,066	330	34,194
Cumulative Effect of Correction of Error	△813		△813				(813)
Balance at Beginning of Period after Retrospective Restatement	23,159	△2,030	31,984	1,066	1,066	330	33,381
Changes during Period
Dividends from Retained Earnings	(669)		(669)				(669)
Net Income	969		969				969
Disposal of Treasury Stock		124	142				142
Net Changes in Items Other Than Shareholders’ Equity				(286)	(286)	(112)	(398)
Total changes during Period	300	124	442	△286	(286)	△112	44
Balance at End of Period	23,459	△1,906	32,427	779	779	217	33,425

Individual Notes to the Financial Statements

Significant Accounting Policies

1.	Valuation Basis and Method for Securities
(1)	Subsidiary stock ....... Moving Average Cost Method
(2)	Other Securities
・Securities other than non-marketable securities･･･････ Fair value method
(Unrealized gains or losses are included in net assets and the cost of sales is calculated using the moving average method.)
・Non-marketable securities ･････････････････ Cost method using the moving average method

2.	Valuation Standards and Methods for Derivatives, etc.
The fair value method is applied.

3.	Valuation Basis and Method for Inventories
Book values of inventories are determined based on the cost method and are written down to reflect decreased profitability.).
(1)	Finished goods, work in progress ････････････････ Individual identification method
(2)	Operating parts and raw materials: Moving average method
(3)	Supplies: Last purchase price method

4.	Depreciation Methods for Fixed Assets
(1)	Tangible fixed assets (excluding leased assets)... Declining balance method
However, the straight-line method is applied to buildings (excluding building fixtures) acquired on or after April 1, 1998, and to building fixtures and structures acquired on or after April 1, 2016.
(2)	Intangible Fixed Assets (excluding leased assets)
• Software for internal use... Straight-line method based on the estimated useful life within the company (5 years) • Other intangible fixed assets... Straight-line method
(3)	Lease Assets
Leased assets under finance leases not transferring ownership The straight-line method is adopted, treating the lease term as the useful life and setting the residual value to zero.

5.	Accounting Standards for Provisions
(1)	Allowance for Doubtful Accounts
To provide for losses from bad debts on receivables such as notes receivable and accounts receivable, the Company records the estimated uncollectible amount based on the historical bad debt ratio for general receivables and by assessing the collectability of specific receivables, such as doubtful accounts, on an individual basis.
(2)	Provision for Bonuses
To prepare for the payment of employee bonuses, the estimated amount attributable to the current fiscal year is recorded.
(3)	Provision for Product Warranty
To provide for after-sales service costs related to products, the Company records an estimated amount based on its prescribed standards (historical ratios).
(4)	Provision for Retirement Benefits
To provide for employee retirement benefits, an amount is recorded based on the estimated retirement benefit obligations as of the end of the current fiscal year. In calculating the retirement benefit obligation, the projected retirement benefit amount is allocated to the period ending at the end of the current fiscal year using the straight-line method.
Past service cost is expensed using the straight-line method over a fixed period (5 years) within the average remaining service period of employees at the time of occurrence.

Actuarial gains and losses are expensed from the following fiscal year using the straight-line method over a fixed number of years (5 years) within the average remaining service period of employees at the time of occurrence.
(5)	Provision for Losses on Contracts
To provide for future losses related to contracts received, the Company records an estimated amount of future losses at the end of the current fiscal year when such losses are deemed certain and the amount can be reasonably estimated.

6.	Accounting Treatment for Retirement Benefits
The accounting treatment for unrecognized actuarial gains and losses and unrecognized past service cost related to retirement benefits differs from the methods used in the consolidated financial statements.

7.	Accounting Standards for Revenue and Expense Recognition
The Company manufactures and sells injection molding machines, parts, and other products.
For sales transactions of these products, except for domestic parts sales, the point at which the customer obtains control of the products, as determined by the contract terms, is recognized as the point at which the Company’s performance obligation is satisfied. For transactions in which control of the products is transferred at a point in time, revenue is recognized upon delivery to, or acceptance by, the customer, or in accordance with applicable trade terms. For transactions in which control over products is transferred over a period of time, revenue is recognized over the contract period using the input method based on incurred costs. This method measures the progress toward fulfilling the performance obligation as costs are incurred in line with work progress, reflecting the product’s advancement toward completion and eventual readiness for use by the customer.
For domestic sales of parts, the period from shipment to transfer of control is reasonable given the normal period required for domestic shipment and delivery. Therefore, as an alternative treatment, revenue is recognized upon shipment of parts to the customer.
Consideration for transactions is generally received within approximately 12 months after the performance obligations are satisfied, and no transactions include a significant financing component. Furthermore, for contracts with certain customers, revenue is measured at the amount of consideration promised, net of discounts and returns.

8.	Basis for Converting Foreign Currency-Denominated Assets or Liabilities into Japanese Yen
Monetary assets and liabilities denominated in foreign currencies are converted to yen at the spot exchange rate prevailing at the end of the fiscal year. The resulting translation differences are recognized in profit or loss.

 Notes on Significant Accounting Estimates

 Accounting estimates are calculated based on reasonable amounts using information available at the time of preparing the financial statements. Among the amounts recorded in the financial statements for the current fiscal year that are based on accounting estimates, items that carry a risk of having a significant impact on the financial statements for the next fiscal year are as follows.

1.	Recoverability of Deferred Tax Assets
Deferred tax assets are recognized only for future deductible temporary differences, unused tax loss carryforwards, and tax credits that are highly probable to be utilized against future taxable income. The amount and timing of future taxable income expected to be generated based on business plans and other factors are estimated to assess the likelihood of recovery.

(1)	Amount Recorded in the Financial Statements for the Current Fiscal Year
Deferred tax assets:	¥851 million

(2)	Other Information That May Assist Users of the Financial Statements in Understanding the Nature of the Accounting estimates
(i)	Calculation Method for the Amount Recorded in the Financial Statements for the Current Fiscal Year

The Company recognizes deferred tax assets based on an assessment of their recoverability. This assessment considers factors such as the classification of the company as outlined in the “Guidance on the Recoverability of Deferred Tax Assets” (Accounting Standards Board of Japan Guidance No. 26) and the scheduling of the expected years for the reversal of temporary differences, taking into account the sufficiency of future taxable income.

(ii)	Key Assumptions Used in Calculating Amounts Recorded in the Financial Statements for the Current Fiscal Year
The Company’s estimates of future taxable income are based on its business plans.

(iii)	Impact on the Financial Statements for the Following Fiscal Year

Because the Company’s assumptions involve future uncertainties, if the timing and amount of actual events differ from estimates, this could have a material impact on the financial statements for the subsequent fiscal year.

2.	Revenue Recognized over a Period of Time as Performance Obligations Are Satisfied
(1)	Amounts Recorded in the Financial Statements for the Current Fiscal Year
• Revenue:	455 million yen
The above amount is recorded for contracts where revenue is recognized over the contract period based on the measurement of progress toward fulfilling the performance obligation, and where the performance obligation has not been fully satisfied as of the end of the current fiscal year.

(2)	Other Information That May Assist Users of the Financial Statements in Understanding the Nature of Accounting Estimates
(i)	Calculation Method for Amounts Recorded in the Financial Statements for the Current Fiscal Year

For transactions involving the transfer of control over products over a period of time, the Company recognizes revenue by measuring the progress toward fulfilling its performance obligation using the input method based on the cost incurred. If progress cannot be reasonably measured, revenue is recognized only to the extent of costs incurred.

(ii)	Key Assumptions Used in Calculating Amounts Recorded in the Financial Statements for the Current Fiscal Year

The primary assumption for revenue recognition based on measuring progress toward fulfilling performance obligations is the estimation of total costs. Total costs are estimated based on specifications required by the customer. However, estimates are reviewed promptly in response to changes in circumstances after the order is received.

(iii)	Impact on the Financial Statements for the Following Fiscal Year

Estimates of total costs are tailored to customer specifications and are based on certain assumptions. Therefore, if a discrepancy arises between the estimated total costs and actual costs, changes in the estimated total costs due to revisions may affect the amount of revenue recognized in the financial statements for the subsequent fiscal year.

Note Regarding Correction of Errors

As announced in the “Notice Regarding Postponement of Announcement of Financial Results for the Fiscal Year Ended March 2025” dated May 12, 2025, During the financial closing process for the fiscal year ended March 2025 (69th fiscal year), the Company identified potential errors concerning the appropriateness of the advance payment balance to overseas sales subsidiaries at the end of the period and the calculation of unrealized profits with overseas sales subsidiaries. Following an internal investigation, In calculating the elimination amount for unrealized profits within the consolidated financial statement process, certain foreign currency transactions were initially converted using management accounting exchange rates at the transaction date. However, during the closing process, when converting these transactions back to the actual market rate prevailing at the transaction date, this re-conversion was omitted for certain foreign currency transactions with overseas consolidated subsidiaries. Consequently, an error in the elimination amount for unrealized profits was discovered.
The Company determined that corrections were necessary for prior years and has amended the consolidated financial statements, financial statements, and quarterly consolidated financial statements previously filed with securities reports. Additionally, this amendment includes corrections for items previously deemed immaterial and not corrected in prior years, as well as items newly identified during the current audit process.
The cumulative effect of correcting this error is reflected in the book value of net assets at the beginning of the current fiscal year. As a result, the opening balance of retained earnings in the statement of changes in shareholders’ equity has decreased by 813 million yen.

Notes to the Balance Sheet

1. Accumulated depreciation of tangible fixed assets:	15,253 million yen
2. Receivables from and Payables to Affiliated Companies (excluding those presented separately)
Short-term receivables	6,756 million yen
Short-term payables	5,791 million yen
3. Guarantee obligations
The Company has provided guarantees for the obligations of affiliated companies.
Nissei Honma Machinery Co., Ltd.	139 million yen
NEGRI BOSSI S.P.A.	2,431 million yen
4. Assets Pledged as Collateral and Related Liabilities
(1)	Assets pledged as collateral
Land	1,692 million yen
Buildings	297 million yen
(2)	Debts Secured by Collateral
Long-term borrowing payable due within one year	528 million yen
Long-term borrowings	71 million yen

Notes to the Statement of Income

Transactions with Affiliated Companies

Operating Transactions
Net sales	19,438 million yen
Sales of components supplied	5,340 million yen
Purchases	14,179 million yen
Other	838 million yen

Non-Operating Transactions
Interest income	128 million yen
Dividend income	447 million yen
Other	201 million yen

Notes to the Statement of Changes in Shareholders’ Equity

Class and Number of Treasury Stock at the End of the Fiscal Year
Common stock	3,035,655 shares

Notes on Tax Effect Accounting

Breakdown of Major Causes for Deferred Tax Assets and Deferred Tax Liabilities

Deferred tax assets
Provision for bonuses	21 million yen
Product warranty provision	5 million yen
Inventory valuation loss	304 million yen
Provision for retirement benefits	793 million yen
Impairment loss	245 million yen
Loss on valuation of investments in affiliates	231 million yen
Others	576 million yen
Subtotal	2,177 million yen
Valuation allowance (less)	997 million yen
Total deferred tax assets	1,180 million yen

Deferred tax liabilities
Valuation difference on other securities	329 million yen
Total deferred tax liabilities	329 million yen

Net deferred tax assets	851 million yen

Notes on Transactions with Related Parties

Subsidiaries
Name of Company, etc.	Percentage of Voting Rights, etc. Owned (%)	Related Party Relationship	Details of Transaction	Transaction Amount (Millions of Yen)	Account Title	Balance at End of Period (Millions of Yen)

NISSEI AMERICA, INC.	100.00	Sales destination Contract manufacturer Concurrent directorships	Acceptance of investment (Note 5) Sales of products, etc. (Note 1)	7,494 8,021 －	－ Accounts receivable Contract liabilities	－ 417 36

NISSEI MEXICO, S.A. DE C.V.	100.00	Sales destination Concurrent directorships	Sales of products, etc. (Note 1)	753	Accounts receivable	1,207

NISSEI PLASTIC (THAILAND) CO., LTD.	100.00	Sales destination Concurrent directorships	Purchases of products, etc. (Note 4)	926	Advance payments	1,634

Nissei Plastic Machinery (Taicang) Co., Ltd.	100.00	Contract manufacturer Concurrent directorships	Commission fees (Note 8) Paid supply of raw materials (Note 3) Purchases of products, etc. (Note 3)	103 2,195 7,867	Accounts receivable － Accounts payable	1,078 － 952

Nissei Plastic Industrial Technology (Taicang) Co., Ltd.	100.00	Sales destination Concurrent directorships	Sales of products, etc. (Note 1)	6,304	Accounts receivable	1,332

Nissei Technica Co., Ltd.	100.00	Financial assistance Concurrent directorships	Assignment of payable obligations (Note 7)	－	Accounts payable	3,753

NEGRI BOSSI S.P.A.	99.99	Sales destination Concurrent directorships	Sales of products, etc. (Note 1) Capital subscription (Note 5) Loan of funds Loan recovery (Note 2) Debt guarantees (Note 6) Interest received	804 713 1,122 947 2,431 127	Accounts receivable － Short-term loans receivable － － Accrued revenue	791 － 2,094 － － 1

Nissei Plastic Machinery (Haiyan) Co., Ltd.	100.00	Contract manufacturer Concurrent directorships	Acceptance of investment (Note 5)	788	－	－

(Note) Transaction Terms and Policies for Determining Transaction Terms, etc.
1.	Sales of our products and transfers of assets are determined considering market prices.
2.	Interest rates on loans are determined reasonably, taking market interest rates into consideration.
3.
For Nissei Plastic Machinery (Taicang) Co., Ltd., we supply components for a fee and subsequently purchase the finished products, etc., from them. The amounts for the fee-based supply and the purchase are determined by considering the amounts supplied to and purchased from other domestic and overseas assembly partners.

4.	The terms for purchasing products from NISSEI PLASTIC MACHINERY (THAILAND) CO., LTD. are determined based on market prices.
5.	This involved our company subscribing to an increase in capital.
6.	The Company provided a debt guarantee for NEGRI BOSSI S.P.A.’s obligations. No guarantee fee was received.
7.	The transfer to Nissei Technica Co., Ltd. was made at book value, and the settlement date for this transaction is the same as that for the original debt.
8.	The fee for entrusted administrative services is determined reasonably through mutual agreement between the parties, taking into account costs such as personnel expenses.
 .

Notes on Revenue Recognition
Information fundamental for understanding revenue arising from contracts with customers is omitted, as the same content is disclosed in the consolidated notes under “Notes on Revenue Recognition.”

 Notes on Per Share Information

1. Net Assets per Share:	¥1,726.30
2. Net Income per Share	¥50.53

Independent Auditor’s Report

June 30, 2025
Nissei Plastic Industrial Co., Ltd.
To the Board of Directors
Kanade Audit Corporation
Chuo-ku, Tokyo
Designated Partner	Certified Public Accountant	Masanori Sugita
Executive Partner
Designated Partner	Certified Public Accountant	Ken Wakatsuki
Executive Partner

Audit Opinion
We have audited the consolidated financial statements of Nissei Plastic Industrial Co., Ltd. for the consolidated fiscal year from April 1, 2024, to March 31, 2025, namely, the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, the consolidated notes, in accordance with the provisions of Article 444, Paragraph 4 of the Companies Act.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the corporate group consisting of Nissei Plastic Industrial Co., Ltd. and its consolidated subsidiaries for the period covered by the consolidated financial statements in conformity with accounting principles generally accepted in Japan (Japanese GAAP).

Basis for the Audit Opinion
We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in “Responsibility of the Auditor in the Audit of Consolidated Financial Statements.” We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements that are applicable to us in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information
Other information consist of the Business Report and its supplementary schedules. Management is responsible for preparing and disclosing the Other Disclosures. The Audit and Supervisory Committee is responsible for overseeing the directors’ execution of their duties in establishing and operating the reporting process for the Other Disclosures.
The scope of our audit opinion on the consolidated financial statements does not include the Other Disclosures, and we do not express an opinion on the Other Disclosures.
Our responsibility in the audit of the consolidated financial statements is to read the other information and, in doing so, consider whether there are any material inconsistencies between the other information and the consolidated financial statements or our knowledge obtained during the audit, and to pay attention to whether there are any indications of material misstatement in the other information other than such material inconsistencies.
Based on the work performed, we are required to report any facts that we determine indicate a material misstatement in the other information.
We have nothing to report regarding the other information.

Management’s and Audit and Supervisory Committee’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes establishing and maintaining internal controls that management determines are necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for evaluating whether it is appropriate to prepare the consolidated financial statements on a going concern basis and, if disclosure of matters related to going concern is necessary based on accounting principles generally accepted in Japan, for making such disclosures.
The responsibility of the Audit and Supervisory Committee is to monitor the directors’ execution of their duties in establishing and operating the financial reporting process.

Responsibility of the Auditor in the Audit of Consolidated Financial Statements
The auditor’s responsibility is to obtain reasonable assurance, based on the audit performed, as to whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the consolidated financial statements in the auditor’s report from an independent standpoint. A material misstatement is considered significant if it is reasonably likely to influence the decisions of users of the consolidated financial statements, either individually or in the aggregate, and may arise from fraud or error.
The auditor, in accordance with auditing standards generally accepted in Japan, exercises professional judgment and maintains professional skepticism throughout the audit process to:
•
Identify and assess the risks of material misstatement due to fraud or error. Plan and perform audit procedures responsive to those risks. The selection and application of audit procedures are based on the auditor’s judgment. Furthermore, obtain sufficient and appropriate audit evidence to form the basis for the opinion.

•
Although the purpose of an audit of consolidated financial statements is not to express an opinion on the effectiveness of internal control, the auditor considers internal control relevant to the audit when performing risk assessment to design appropriate audit procedures in the circumstances.

•
Evaluate the appropriateness of the accounting policies adopted by management and their application, as well as the reasonableness of the accounting estimates made by management and the appropriateness of related disclosures.

•
Conclude whether it is appropriate for management to prepare the consolidated financial statements on a going concern basis, or whether, based on the audit evidence obtained, there is significant uncertainty regarding events or conditions that may cast significant doubt on the going concern assumption. If significant uncertainty exists regarding the going concern assumption, the auditor is required to draw attention to this in the notes to the consolidated financial statements in the audit report. Alternatively, if the notes to the consolidated financial statements regarding the significant uncertainty are inadequate, the auditor is required to express a qualified opinion with exceptions on the consolidated financial statements. The auditor’s conclusion is based on audit evidence obtained up to the date of the audit report; however, future events or circumstances may prevent the company from continuing as a going concern.

•
The auditor evaluates whether the presentation and notes to the consolidated financial statements comply with accounting standards generally accepted in Japan, as well as the presentation, structure, and content of the consolidated financial statements, including related notes, and whether the consolidated financial statements fairly present the underlying transactions and accounting events.

•
To express an opinion on the consolidated financial statements, the auditor obtains sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries. The auditor is responsible for the direction, supervision, and performance of the audit of the consolidated financial statements. The auditor alone is responsible for the audit opinion.

The auditor shall report to the Audit and Supervisory Committee on the scope of the planned audit and its timing, significant audit findings including material weaknesses in internal controls identified during the audit process, and other matters required by auditing standards.
The auditor shall report to the Audit and Supervisory Committee on compliance with the provisions of professional ethics in Japan regarding independence, as well as on matters reasonably considered to affect the auditor’s independence. If measures have been taken to eliminate impediments or safeguards have been applied to reduce impediments to an acceptable level, the auditor shall report on the content of such measures or safeguards.

Interests
There are no interests to be disclosed under the Certified Public Accountants Act between the Company and its consolidated subsidiaries, and the audit firm or the engagement partners, respectively.

Independent Auditor’s Report

June 30, 2025
Nissei Plastic Industrial Co., Ltd.
To the Board of Directors
Kanade Audit Corporation
Chuo-ku, Tokyo
Designated Partner	Certified Public Accountant	Masanori Sugita
Executive Partner
Designated Partner	Certified Public Accountant	Ken Wakatsuki
Executive Partner

Audit Opinion
We have audited the financial statements of Nissei Plastic Industrial Co., Ltd. for the 69th fiscal year from April 1, 2024, to March 31, 2025, namely, the balance sheet, statement of income, statement of changes in shareholders’ equity, notes to the financial statements, and the accompanying schedules (hereinafter referred to as the “Financial Statements, etc.”), in accordance with the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act.
In our opinion, the financial statements, etc. referred to above present fairly, in all material respects, the financial position and results of operations of the Company for the period covered by the financial statements, etc. in conformity with accounting principles generally accepted in Japan (Japanese GAAP).

Basis for the Audit Opinion
We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in “Responsibility of the Auditor in the Audit of Financial Statements, etc.” We are independent of the Company in accordance with the ethical requirements that are applicable to us in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information
Other Disclosures consist of the Business Report and its supplementary schedules. Management is responsible for preparing and disclosing the Other Disclosures. The Audit and Supervisory Committee is responsible for overseeing the directors’ execution of their duties in establishing and operating the reporting process for the Other Disclosures.
The scope of our audit opinion on the financial statements, etc. does not include the Other Disclosures, and we do not express an opinion on the Other Disclosures.
Our responsibility in the audit of the financial statements, etc. is to read the other information and, in doing so, consider whether there are any material inconsistencies between the other information and the financial statements, etc. or our knowledge obtained during the audit, and to pay attention to whether there are any indications of material misstatement in the other information other than such material inconsistencies.
Based on the work performed, we are required to report any facts that we determine indicate a material misstatement in the other information.
We have nothing to report regarding the other information.

Management’s and Audit and Supervisory Committee’s Responsibility for the Financial Statements, etc.
Management is responsible for the preparation and fair presentation of the financial statements, etc. in accordance with accounting principles generally accepted in Japan. This includes establishing and maintaining internal controls that management determines are necessary to enable the preparation and fair presentation of financial statements, etc. that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, etc., management is responsible for evaluating whether it is appropriate to prepare the financial statements, etc. on a going concern basis and, if disclosure of matters related to going concern is necessary based on accounting principles generally accepted in Japan, for making such disclosures.

The responsibility of the Audit and Supervisory Committee is to monitor the directors’ execution of their duties in establishing and operating the financial reporting process.

Responsibility of the Auditor in the Audit of Financial Statements, etc.
The auditor’s responsibility is to obtain reasonable assurance, based on the audit performed, as to whether the financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the financial statements, etc. in the auditor’s report from an independent standpoint. A material misstatement is considered significant if it is reasonably likely to influence the decisions of users of the financial statements, etc., either individually or in the aggregate, and may arise from fraud or error.
The auditor, in accordance with auditing standards generally accepted in Japan, exercises professional judgment and maintains professional skepticism throughout the audit process to:
•
Identify and assess the risks of material misstatement due to fraud or error. Plan and perform audit procedures responsive to those risks. The selection and application of audit procedures are based on the auditor’s judgment. Furthermore, obtain sufficient and appropriate audit evidence to form the basis for the opinion.

•
Although the purpose of an audit of financial statements, etc. is not to express an opinion on the effectiveness of internal control, the auditor considers internal control relevant to the audit when performing risk assessment to design appropriate audit procedures in the circumstances.

•
Evaluate the appropriateness of the accounting policies adopted by management and their application, as well as the reasonableness of the accounting estimates made by management and the appropriateness of related disclosures.

•
Conclude whether it is appropriate for management to prepare the financial statements, etc. on a going concern basis, or whether, based on the audit evidence obtained, there is significant uncertainty regarding events or conditions that may cast significant doubt on the going concern assumption. If significant uncertainty exists regarding the going concern assumption, the auditor is required to draw attention to this in the notes to the financial statements, etc. in the audit report. Alternatively, if the notes to the financial statements, etc. regarding the significant uncertainty are inadequate, the auditor is required to express a qualified opinion on the financial statements, etc. The auditor’s conclusion is based on audit evidence obtained up to the date of the audit report; however, future events or circumstances may prevent the company from continuing as a going concern.

•
The auditor evaluates whether the presentation and notes to the financial statements, etc. comply with accounting standards generally accepted in Japan, as well as the presentation, structure, and content of the financial statements, etc., including related notes, and whether the financial statements, etc. fairly present the underlying transactions and accounting events.

The auditor shall report to the Audit and Supervisory Committee on the scope of the planned audit and its timing, significant audit findings including material weaknesses in internal controls identified during the audit process, and other matters required by auditing standards.
 The auditor shall report to the Audit and Supervisory Committee on compliance with the provisions of professional ethics in Japan regarding independence, as well as on matters reasonably considered to affect the auditor’s independence. If measures have been taken to eliminate impediments or safeguards have been applied to reduce impediments to an acceptable level, the auditor shall report on the content of such measures or safeguards.

Interests
 There are no interests between the Company and our audit firm or our engagement partners that are required to be disclosed under the Certified Public Accountants Act.

Audit Report

 The Audit and Supervisory Committee has audited the execution of duties by the directors during the 69th fiscal year from April 1, 2024, to March 31, 2025. We hereby report thereon as follows.

1. Audit Methods and Content
The Audit and Supervisory Committee regularly received reports from directors and employees regarding the status of the establishment and operation of such systems (internal control systems) based on resolutions of the Board of Directors concerning the matters listed in Article 399-13, Paragraph 1, Item 1, Sub-items (b) and (c) of the Companies Act. The Committee requested explanations as necessary, expressed opinions, and conducted audits using the following methods.
(i)
In accordance with the audit policies and division of duties established by the Audit and Supervisory Committee, and in coordination with the Company’s internal control department, the Committee attended important meetings, received reports from directors and employees on matters concerning the execution of their duties, requested explanations as necessary, reviewed important decision documents, and investigated the status of operations and assets at the head office and major business locations.With respect to subsidiaries, the Committee received Business Reports from the department overseeing overseas subsidiaries and from directors of such subsidiaries, and investigated the status of operations and assets as necessary.

(ii)
The Committee monitored and verified whether the accounting auditor maintained independence and conducted audits properly, and received reports from the Accounting Auditor on the status of their duties and requested explanations as necessary.

The Committee also received notification from the Accounting Auditor that the “system to ensure that duties are performed properly” (matters listed in each item of Article 131 of the Corporate Accounting Regulations) had been established in accordance with the “Quality Control Standards for Audits” (Business Accounting Council of Japan) and other relevant standards, and requested explanations as necessary.
Based on the methods mentioned above, the Committee examined the Business Report and its supplementary schedules, the financial statements (balance sheet, statement of income, statement of changes in shareholders’ equity, and notes to financial statements) and their supplementary schedules, and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, and consolidated notes) for the fiscal year under review.

2. Audit Findings
(1) Audit Findings on the Business Report, etc.
(i)
The Committee confirms that the Business Report and its supplementary schedules accurately present the company’s situation in accordance with the applicable laws and regulations and the articles of incorporation.

(ii)	The Committee found no evidence of any illegal acts or material violations of laws, regulations, or the Articles of Incorporation in the execution of duties by the directors.
(iii)
The Committees considers the content of the Board of Directors’ resolution regarding the internal control system to be appropriate. Furthermore, the Committee found no matters requiring comment regarding the content of the Business Report concerning this internal control system or the execution of duties by the directors .

However, as stated in the Business Report, the internal control over financial reporting has material weaknesses that require disclosure and is therefore ineffective. The directors are working to improve this, and it has not affected the appropriateness of the financial statements and their accompanying schedules for the current period, nor the consolidated financial statements. the Committee will continue to monitor the ongoing improvement efforts.

As stated in the Business Report, the Company received a recommendation from the Japan Fair Trade Commission based on the Act against Delay in Payment of Subcontract Proceeds, Etc. The Committee will continue to monitor whether appropriate corrective and recurrence prevention measures are being implemented across the entire Group, as well as the effectiveness of these recurrence prevention measures.

(2) Audit Findings on Financial Statements and Supplementary Schedules
The Committee acknowledges that the audit methods and results of the accounting auditor, Kanade Audit Corporation, are appropriate.

(3) Audit Findings on Consolidated Financial Statements
The Committee acknowledges that the audit methods and results of the accounting auditor, Kanade Audit Corporation, are appropriate. Furthermore, the Committee has received a report from Kanade Audit Corporation stating that, as disclosed in the Business Report, the accounting audit was conducted with due consideration given to the fact that internal controls over financial reporting had material weaknesses requiring disclosure and were therefore ineffective.

June 30, 2025
Nissei Plastic Industrial Co., Ltd. Audit and Supervisory Committee

Director
(Full-time Audit and Supervisory Committee Member)
Yoshinori Handa (seal)

Outside Director
(Audit and Supervisory Committee Member)
Kazuyuki Narusawa (seal)

Outside Director
(Audit and Supervisory Committee Member)
Haruko Nishida (seal)